As filed with the Securities and Exchange Commission on April 14, 2026

Registration No. 333-294440

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1

to

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPWK HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building #2, District A, No. 359 Chengyi Rd.,

The third phase of Xiamen Software Park

Xiamen City, Fujian Province

The People’s Republic of China, 361021

+86 400-6999467

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry Yin, Esq. Benjamin Yao, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Joan S. Guilfoyle, Esq. Loeb & Loeb LLP 901 New York Avenue, NW Suite 300 West Washington, DC 20001 (202) 618-5000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATE APRIL 14, 2026

Up to 221,376,995 Class A Ordinary Shares

EPWK HOLDINGS LTD.

This prospectus relates to the resale by the selling shareholders identified in this prospectus (“Selling Shareholders”) of up to 221,376,995 Class A Ordinary Shares, par value $0.004 per share (“Class A Ordinary Shares”). The Class A Ordinary Shares were issued in private placements to certain Selling Shareholders, see the section titled “Recent Sales of Unregistered Securities” on page II-1 of this prospectus.

The Selling Shareholders are identified in the table commencing on page 41. No Class A Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders (see the section titled “Use of Proceeds”). The Selling Shareholders are offering their securities to further enhance liquidity in the public trading market for our equity securities in the United States. Unlike an initial public offering, any sale by the Selling Shareholders of the Class A Ordinary Shares is not being underwritten by any investment bank. The Selling Shareholders may sell the Class A Ordinary Shares being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The Selling Shareholders will sell the Class A Ordinary Shares at a fixed price of $____ per share until our Class A Ordinary Shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, the prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. See “Plan of Distribution.”

Our Class A Ordinary Shares are quoted for trading on the OTCID under the symbol “EPWKF.” On April 13, 2026, the last reported sale price of our Class A Ordinary Shares on the OTCID was $0.02 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 24 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F (the “2025 Annual Report”), in other reports incorporated herein by reference, and in an applicable prospectus supplement.

EPWK Holdings Ltd. is a Cayman Islands holding company with no material operations of its own. We are not a Chinese operating company and only conduct our operations through our subsidiaries and contractual arrangements with the variable interest entity, EPWK VIE, in China. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. Because EPWK VIE and its subsidiaries are based in China and are engaged in value-added telecom business (a commercial internet information service provider) and radio and TV program production and business operation, due to PRC legal restrictions on foreign ownership in the industries we and the VIE operate, we do not own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements (the “VIE Agreements”), which have not been tested in court. Neither we nor our subsidiaries own any equity interest in EPWK VIE. As a result, you are not investing in EPWK VIE and may never hold equity interests in the Chinese operating companies. Our corporate structure may involve unique risks to investors. Our corporate structure may not be enforceable in the PRC, if PRC government authorities or courts take a view that such corporate structure contravenes PRC laws and regulations or is otherwise not enforceable for public policy reasons. In addition, the Chinese governmental authorities may take a different view than us about our corporate structure because of the promulgation of new laws or regulations, or the new interpretation of existing laws and regulations. The VIE structure provides contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies and investors directly holding equity interests in the Chinese operating entities, which involves unique risks to investors. Additionally, as of the date of this prospectus, the VIE agreements have not been tested in a court of law. We and our investors do not have an equity ownership in, direct foreign investment in, or control through such ownership/investment of the VIE. Therefore, the VIE agreements do not give us the same controlling power as if we had equity ownership in the VIE. On August 11, 2022, EPWK WFOE, which is our PRC subsidiary, EPWK VIE, and shareholders of EPWK VIE entered into a series of contractual agreements that established the VIE structure. We have evaluated the guidance in FASB ASC 810 and determined that EPWK WFOE is the primary beneficiary of EPWK VIE and its subsidiaries, for accounting purposes only, because, pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net income to EPWK WFOE, while EPWK WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of EPWK WFOE and, ultimately, EPWK Holdings Ltd, which has indirect ownership in 100% of the equity in EPWK WFOE. Accordingly, under U.S. GAAP and for accounting purpose only, we treat the VIE and its subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. For a detailed description of the VIE Agreements, see “Our History and Corporate Structure” on page 29.

Because we do not hold equity interests in EPWK VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely prevent us from offering or continue offering securities to investors and result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

However, EPWK Holdings Limited, one of our wholly-owned subsidiaries incorporated in Hong Kong, does not engage in any active operations and acts solely as a holding entity. Therefore, we do not believe that the Hong Kong holding company will be subject to similar legal or operational risks that may result in material changes in our operations and/or the value of the securities we are registering for sale or our ability to offer or continually offer securities to investors.

The VIE Agreements may not be effective in providing control over EPWK VIE. We may also be subject to sanctions imposed by PRC regulatory agencies including the Chinese Securities Regulatory Commission (“CSRC”), if we fail to comply with their rules and regulations. See “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report for more information.

We currently do not have any cash management policies that dictate the purpose, amount, and procedure of funds transfers among our Cayman Islands holding company, our subsidiaries, and the consolidated VIEs. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain a certain amount of cash reserves. See “Prospectus Summary – Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE.”

There have been no transfers of cash or other assets, dividends, or distribution made to EPWK and among its subsidiaries and the VIE and its subsidiaries, and they have no plans to make any transfers of cash or other assets, distribution, or dividend payment to EPWK and among themselves in the near future. Neither EPWK nor any of its subsidiaries nor the VIE and its subsidiaries have made any transfer of cash or other assets, dividends. or distributions to investors as of the date of this prospectus. We, our subsidiaries, and the VIE have no present plans to distribute earnings or settle amounts owed under the VIE agreements and plan to retain EPWK’s retained earnings to continue to grow EPWK’s business. For more information, please refer to “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries” and the consolidated financial statements starting from page 21. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future after this offering. We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution or other distributable reserves. However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit EPWK WFOE, Yipinweike (Guangzhou) Network Technology Co., Ltd. to pay dividends to the Company out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The majority of our and the consolidated VIE’s revenues are collected in Renminbi; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities. Therefore, our ability to transfer cash between EPWK VIE and us, our subsidiaries outside of China, and investors may be restricted. See “Prospectus Summary – Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE,” “Summary of Risk Factors – We may not be able to use funds held in the PRC or Hong Kong or a PRC or Hong Kong entity to fund operations or for other purposes outside of the PRC due to the interventions or imposition of restrictions and limitations on the ability of us, our subsidiaries, or the consolidated VIE by the PRC government to transfer cash.” and “Item 3. Key Information—D. Risk Factors —Risk Relating to Doing Business in the PRC – Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government” in the 2025 Annual Report.

We are subject to certain legal and operational risks associated with our PRC subsidiaries and the VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIE’s operations, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the opinion of our PRC counsel, Beijing Dacheng Law Offices, LLP (Fuzhou) (“Dacheng”), as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing By Domestic Companies, or the Circular, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines which came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB1.0 million (approximately $150,000) and RMB10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives. Pursuant to the provisions of the Trial Measures, overseas securities offering and listing refers to the offering and listing activities on overseas stock exchanges, and the listing of domestic companies on overseas over-the-counter, or OTC, markets is not within the scope of the filing-based administration. Accordingly, we are not required to complete the filing procedures pursuant to the Trial Measures in respect of this offering.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration in Overseas Issuance and Listing of Securities (the “Confidentiality and Archives Administration Provisions”), which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, overseas listed PRC domestic enterprises, as well as those to be listed, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals.

Our PRC counsel has opined that, as of the date of this prospectus, no effective laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing plan, nor has our Company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. national stock exchange. Any change in the PRC laws and regulations could result in a material change in our and the VIE’s operations or the value of our Class A Ordinary Shares or significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or become worthless. Although our PRC subsidiaries and the VIE’s operations in the PRC are subject to certain legal and operational risks, EPWK HK is not currently engaging in any active business activities and merely acting as a holding company. As a result, we do not believe any securities, data security, or anti-monopoly laws or regulations in Hong Kong may impact our operations or the offering of our securities to foreign investors, nor do we foresee any material legal and operational risks associated with EPWK HK except those already disclosed in this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 19 of this prospectus for more information.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 14, 2026

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

i

About this Prospectus

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer from time to time up to 221,376,995 Class A Ordinary Shares. If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“We”, “us” or the “Company” in this prospectus are to EPWK Holdings Ltd., and its affiliated entities;

●	“Affiliated entities” are to our subsidiaries and variable interest entity (“VIE”);

●	“Buyer” is either a user who hires sellers from our platform or an offline customer who uses our other services;

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan but including special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of EPWK Holdings Ltd., par value $0.004 per share;

●	“Daily Inquiries” are inquiries made by users each day regarding the services and products offered on our platform.

●	“EPWK HK” are to the Company’s wholly owned subsidiary, EPWK Holdings Limited, a Hong Kong corporation;

●	“EPWK VIE” are to Xiamen EPWK Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, that we control via a series of contractual arrangements between EPWK WFOE and EPWK VIE;

●	“EPWK WFOE” or “WFOE” are to Yipinweike (Guangzhou) Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by us through EPWK HK;

●	“F&S” or “Frost & Sullivan” are to Frost & Sullivan Inc.;

●	“Gross Merchandise Volume (GMV)” refers to the total volume of transactions we make over a specified period of time through our platform, which includes any fees or other deductions we may calculate separately; GMV is not our revenue and is not included in the statement of operations; unless indicated otherwise, the “GMV” in this prospectus refers to the total volume of transactions we make over one calendar year;

●	“Mini Programs” refer to various sub-applications incorporated into popular mobile applications in China like WeChat and Alipay that do not require separate installations and are ready to use at any time;

●	“our memorandum and articles of association” are to our third amended and restated memorandum and articles of association;

●	“Paid Members” are users who have subscribed to our self-operated services and tools, including design, software development, marketing, business writing, interior decoration, life service, intellectual properties registration and management services;

●	“Proprietary Data” is the data we created after analyzing the nature and type of the seller-posted services or products;

●	“Seller” is to a user who provides service to buyers on our platform;

●	“Trading Volume” includes all types of tasks and transactions posted on or completed through the platform; and

●	“Users” or “registered users” include buyers and sellers whose registered accounts have been verified by phone numbers, government identification documents, email accounts, or bank accounts, buyers and sellers who registered their accounts through third-party applications, including WeChat, Weibo or Tencent QQ, and buyers and sellers who registered their accounts without going through the verification process. Unverified users can only browse our platform and cannot use any of our services.

Our business is conducted through EPWK WFOE and EPWK VIE in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Business Overview

EPWK Holdings Ltd. was incorporated in the Cayman Islands as an exempted company in March 2022 as a holding company with no material operations of our own, we conduct our operations in China through EPWK VIE and its subsidiaries. Our platform, operated through EPWK VIE, is one of the only two comprehensive crowdsourcing platforms in China, with the other one operated by Zhubajie, and enables businesses (buyers) and service providers (sellers) to find each other. From January 2019 to June 30, 2025, our platform enabled approximately US$2.03 billion (RMB14.015 billion) of GMV across 564 million projects. As of June 30, 2025, our accumulated registered buyers were 9.04 million and accumulated registered sellers were 17.51 million covering all 34 provinces of China. Specifically, in 2024, we enabled approximately US$350 million of GMV across 0.994 million projects.

In 2023, we enabled approximately US$349 million of GMV across 0.986 million projects. Our accumulated registered buyers as of June 30, 2025, 2024 and 2023 were 9.04 million, 8.91 million and 8.59 million, respectively. Our accumulated registered sellers as of June 30, 2025, 2024 and 2023 were 17.51 million, 17.22 million and 16.68 million, respectively. In 2025, we enabled approximately $350 million of GMV across 994,100 projects and accumulated 8.91 million registered buyers and 17.51 million registered sellers.

For the years ended June 30, 2025, 2024 and 2023, our revenue was $27.84 million, $20.22 million and $19.8 million, respectively. For the same period, our net loss was $10.44 million, $1.20 million and $1.08 million, respectively.

Our marketplace platform was launched in 2011. We have achieved significant growth ever since our inception. Our platform users consist of buyers who seek talents for their jobs and sellers who offer different talents and skills. As of June 30, 2025, we had over 26.55 million registered users. We offer an expansive catalog to provide diversified services to businesses of all sizes. Our daily inquiries well exceed 10,000 from logo design to business name selection to software development.

Corporate History and Structure

We were incorporated in the Cayman Islands on March 24, 2022. Our wholly-owned subsidiary, EPWK Group Limited (“EPWK BVI”), was incorporated in the British Virgin Islands on April 4, 2022. EPWK BVI wholly owns EPWK Holdings Limited (“EPWK HK”), a company incorporated in Hong Kong on April 28, 2022. Yipinweike (Guangzhou) Network Technology Co., Ltd. (“EPWK WFOE”), EPWK HK’s wholly owned subsidiary, was organized pursuant to PRC laws on July 26, 2022. Our variable interest entity, Xiamen EPWK Network Technology Co., Ltd., which we refer to as EPWK VIE, was established on March 25, 2011 in Xiamen, Fujian Province, PRC pursuant to PRC laws. EPWK VIE’s shareholders include certain PRC residents and corporate entities controlled by PRC residents. On August 11, 2022, the Company consummated a reorganization pursuant to which, EPWK WFOE, EPWK VIE and EPWK VIE’s shareholders entered into a series of contractual arrangements. Such agreements are described under “Business - Contractual Arrangements between EPWK WFOE and EPWK VIE. EPWK Holdings Ltd. is a holding company with no business operation other than holding the shares in EPWK HK and EPWK HK is a pass-through entity with no business operation. EPWK WFOE is exclusively engaged in the business of managing the operation of EPWK VIE.

On June 1, 2022, EPWK VIE established a wholly-owned subsidiary, Yipinhuicheng (Guangzhou) Network Technology Co., Ltd., a PRC company. Yipinhuicheng (Guangzhou) Network Technology Co., Ltd. is engaged in software development worldwide; network and information security software development; information technology consulting services.

On February 6, 2025, our Class A Ordinary Shares commenced trading on the Nasdaq Global Market under the ticker symbol “EPWK.”

On September 15, 2025, our shareholders approved (1) the increase of votes per Class B ordinary share of the Company from 15 to 100 with effect from the date of the special resolution be approved, (2) the increase of the Company’s authorised share capital, be increased from US$50,000 divided into: (i) 448,814,684 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 51,185,316 Class B Ordinary Shares of par value of US$0.0001 each, to US$1,000,000 divided into (i) 9,000,000,000 Class A Ordinary Shares of US$0.0001 par value each and (ii) 1,000,000,000 Class B Ordinary Shares of US$0.0001 par value each with immediate effect (the “Authorised Share Capital Increase”); conditional upon the approval of the board of directors of the Company (the “Board”) in its sole discretion, with effect as of the date within one (1) calendar year after the conclusion of the EGM as the Board may determine (the “Effective Date”): (i) the authorised, issued, and outstanding shares of the Company (collectively, the Shares) be consolidated by consolidating each 100 Shares of the Company, or such lesser whole share amount as the Board of Directors may determine in its sole discretion, such amount not to be less than 2, into 1 Share of the Company, with such consolidated Shares having the same rights and being subject to the same restrictions (save as to par value) as the existing Shares of such class as set out in the Company’s memorandum and articles of association (the “Share Consolidation”). The Company’s board of directors approved on October 20, 2025 that the authorised, issued, and outstanding shares of the Company be consolidated on a 40 for 1 ratio with the marketplace effective date of November 17, 2025. At the time the share consolidation is effective, the Company’s authorised share capital will be changed from US$1,000,000 divided into (i) 9,000,000,000 Class A Ordinary Shares of US$0.0001 par value each and (ii) 1,000,000,000 Class B Ordinary Shares of US$0.0001 par value each, to US$1,000,000 divided into 225,000,000 Class A Ordinary Shares with a par value of US$0.004 each and 25,000,000 Class B Ordinary Shares with a par value of US$0.004 each. The Company’s total issued and outstanding Class A ordinary shares will be changed from 144,506,412 Class A Ordinary Shares with a par value of US$0.0001 per share to approximately 3,612,660 Class A Ordinary Shares with a par value of US$0.004 per share. The Company’s total issued and outstanding Class B ordinary shares will be changed from 3,555,948 Class B Ordinary Shares with a par value of US$0.0001 per share to approximately 88,899 Class B Ordinary Shares with a par value of US$0.004 per share.

We received delisting notice from Nasdaq on October 24, 2025 and requested a hearing. On November 20, 2025, we received an additional delisting notice from Nasdaq. On December 19, 2025, Nasdaq notified us that the Nasdaq Hearings Panel has determined to deny our request to continue listing of our Class A ordinary shares. On December 23, 2025, we were delisted from Nasdaq when the staff of the Nasdaq Stock Market LLC filed a Form 25 Notification of Delisting. Our Class A ordinary shares have been quoted on the OTCID Basic Market under the symbol “EPWKF” since Nasdaq suspended the trading of our Class A ordinary shares on December 23, 2025.

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, EPWK WFOE’s business scope is to primarily engage in business development, technology service, technology consulting, intellectual property service and business management consulting. Since the sole business of EPWK WFOE is to provide EPWK VIE with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a consulting fee solely at EPWK WFOE’s discretion and can be the net income of EPWK VIE, such business scope is necessary and appropriate under the PRC laws. EPWK VIE, on the other hand, has been granted a business scope different from EPWK WFOE to enable it to provide software development and IT services, animation and game development, advertising production, tax and financial advisory services, corporate management services, and certain value-added telecommunication services.

We control EPWK VIE through contractual agreements, which are described under “Business - Contractual Arrangements between EPWK WFOE and EPWK VIE. EPWK Holdings Ltd. is a holding company with no business operation other than holding the shares in EPWK HK and EPWK HK is a pass-through entity with no business operation. EPWK WFOE is exclusively engaged in the business of managing the operation of EPWK VIE.

The following diagram illustrates our corporate structure as of the date of this prospectus. All percentages in the following diagram reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

The VIE Structure

The VIE entity, EPWK VIE, is Xiamen EPWK Network Technology Co., Ltd. This is an offering of the ordinary shares of the offshore holding company in Cayman Islands. Neither we nor our subsidiaries own any equity interest in EPWK VIE. As a result, you are not investing in EPWK VIE and may never hold equity interests in the Chinese operating companies. The VIE arrangements have not been tested in a court of law.

EPWK VIE generated revenues of $27.84 million, $20.22 million and $19.80 million for the years ended June 30, 2025 2024 and 2023, respectively.

Because EPWK VIE and its subsidiaries are based in China and are engaged in value-added telecom business and radio and TV program production and business operation, due to PRC legal restrictions on foreign ownership in the industries we and the VIE operate, we do not own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements (the “VIE Agreements”), which have not been tested in court. We have evaluated the guidance in FASB ASC 810 and determined that EPWK WFOE is the primary beneficiary of EPWK VIE and its subsidiaries, for accounting purposes only, because, pursuant to the VIE Agreements, the VIE shall pay service fees equal to all of its net income to EPWK WFOE, while EPWK WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of EPWK WFOE and, ultimately, EPWK Holdings Ltd., which has indirect ownership in 100% of the equity in EPWK WFOE. Accordingly, under U.S. GAAP and for accounting purpose only, we treat the VIE and its subsidiaries as consolidated affiliated entities and have consolidated their financial results in our financial statements. Since we do not hold equity interests in EPWK VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to regulations on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. Our corporate structure may involve unique risks to investors. Our corporate structure may not be enforceable in the PRC, if PRC government authorities or courts take a view that such corporate structure contravenes PRC laws and regulations or is otherwise not enforceable for public policy reasons. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely prevent us from offering or continue offering securities to investors or result in a material change in our operations, and the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

The VIE Agreements include:

●	Exclusive Business Cooperation Agreement,

●	Call Option Agreements,

●	Equity Pledge Agreements,

●	Shareholders Powers of Attorney, and

●	Irrevocable Commitment Letter.

They are designed to provide our wholly-foreign owned entity, Yipinweike (Guangzhou) Network Technology Co., Ltd., with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of EPWK VIE. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes only. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”) for accounting purpose only. However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors. See “Item 4. Information on the Company-A. History and Development of the Company” for a summary of these VIE Agreements in the 2025 Annual Report.

The VIE Agreements may not be effective in providing control over EPWK VIE as we are subject to certain legal and operational risks associated with EPWK VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. We may also be subject to sanctions imposed by PRC regulatory agencies including the CSRC if we fail to comply with their rules and regulations.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and the VIE Agreements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, the VIE Agreements will become invalid or unenforceable, and EPWK VIE will not be treated as a VIE, and we will not be entitled to treat EPWK VIE’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of EPWK VIE from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Class A Ordinary Shares from Nasdaq Global Market and a significant impairment in the market value of our Class A Ordinary Shares. If the VIE structure is determined to be in violation of any existing or future PRC laws, rules or regulations, or if EPWK WFOE or the VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including: imposing fines on the EPWK WFOE or the VIE, revoking the business and operating licenses of EPWK WFOE or the VIE, discontinuing or restricting the operations of EPWK WFOE or the VIE; imposing conditions or requirements with which we, EPWK WFOE, or the VIE may not be able to comply; requiring us, EPWK WFOE, or the VIE to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Class A Ordinary Shares in the equity of the VIE; and restricting or prohibiting our use of the proceeds from our public offering to finance our business and operations in China. See “Risk Factors - Risk Relating to Our Corporate Structure - PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable”, and “Risk Factors - Risk Relating to Doing Business in the PRC - The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for more information. See “Risk Factors - Risks Relating to Our Corporate Structure”, “Risk Factors - Risks Relating to Doing Business in the PRC” for more information.

Contractual Arrangements between EPWK WFOE and EPWK VIE

Due to PRC legal restrictions on foreign ownership in industries we and the VIE operate, neither we nor our subsidiaries own any equity interest in EPWK VIE. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in EPWK VIE.

EPWK WFOE, EPWK VIE and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb losses of the VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the VIE’s business operation for accounting purposes. Because our economic interest in the VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the VIE, we have consolidated the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). The VIE structure has its inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the VIE Agreements. We, as a Cayman Islands holding company, may incur significant difficulties and costs in enforcing any rights we may have under the VIE Agreements with the VIE, its founders and owners, in PRC because all of the VIE Agreements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where legal environment in the PRC is not as developed as in the United States. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over EPWK VIE, and our ability to conduct our business may be materially and adversely affected.

Each of the VIE Agreements is described in detail below.

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between EPWK WFOE and EPWK VIE, EPWK WFOE has the exclusive right to provide EPWK VIE with technical support services, consulting services and other services, including technical support, technical assistance, technical consulting, and professional training necessary for EPWK VIE’s operation, network support, database support, software services, business management consulting, grant use rights of intellectual property rights, lease hardware and device, provide system integration service, research and development of software and system maintenance, provide labor support and to develop the related technologies based on EPWK VIE’s needs. In exchange, EPWK WFOE is entitled to a service fee that equates to all of the consolidated net income after offsetting previous year’s loss (if any) of EPWK VIE. The service fees may be adjusted based on the actual scope of services rendered by EPWK WFOE and the operational needs of EPWK VIE.

Pursuant to the exclusive business cooperation agreement, EPWK WFOE has the unilateral right to adjust the service fee at any time, and EPWK VIE has no right to adjust the service fee. We believe that such conditions under which the service fee may be adjusted will be primarily based on the needs of EPWK VIE to operate and develop its business in the AR market. For example, if EPWK VIE needs to expand its business, increase research investment or consummate mergers or acquisitions in the future, EPWK WFOE has the right to decrease the amount of the service fee, which would allow EPWK VIE to have additional capital to operate and develop its business.

The exclusive business cooperation agreement remains in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate this agreement upon giving 30 days’ prior written notice to EPWK VIE at any time.

Call Option Agreements

Pursuant to the call option agreements, among EPWK WFOE, EPWK VIE and the shareholders who collectively owned all of EPWK VIE, such shareholders jointly and severally grant EPWK WFOE an option to purchase their equity interests in EPWK VIE. The purchase price shall be the lowest price then permitted under applicable PRC laws. EPWK WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in EPWK VIE until it has acquired all equity interests of EPWK VIE, which is irrevocable during the term of the agreements.

The call option agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Equity Pledge Agreements

Pursuant to the equity pledge agreements, among the shareholders who collectively owned all of EPWK VIE, such shareholders pledge all of the equity interests in EPWK VIE to EPWK WFOE as collateral to secure the obligations of EPWK VIE under the exclusive business cooperation agreement and call option agreements. These shareholders are prohibited or may not transfer the pledged equity interests without prior consent of EPWK WFOE unless transferring the equity interests to EPWK WFOE or its designated person in accordance with the call option agreements.

The equity pledge agreement will take effect from the date of signing, that is, on August 11, 2022, and three days after the agreement is signed, the share pledge will be recorded under the EPWK VIE shareholder register.

The equity pledge agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, EPWK WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Shareholders Powers of Attorney (“POAs”)

Pursuant to the shareholders powers of attorney, the shareholders of EPWK VIE give EPWK WFOE an irrevocable proxy to act on their behalf on all matters pertaining to EPWK VIE and to exercise all of their rights as shareholders of EPWK VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the call option agreements and the equity pledge agreements.

The shareholders powers of attorney remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, shareholders of EPWK VIE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK WFOE at any time.

Irrevocable Commitment Letter

Pursuant to the irrevocable commitment letter, the individual shareholders of EPWK VIE commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of EPWK VIE will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letter is irrevocable and shall not be withdrawn without the consent of EPWK WFOE. The spouses of EPWK VIE individual shareholders also undertake that they have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE.

Based on the foregoing contractual arrangements, which grant EPWK WFOE effective control of EPWK VIE and enable EPWK WFOE to receive all of their expected residual returns, we account for EPWK VIE as a VIE. Accordingly, we consolidate the accounts of EPWK VIE for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Permission Required from the PRC Authorities to Operate the VIE or Offer Our Class A Ordinary Shares to Foreign Investors

In the opinion of our PRC counsel, Dacheng, we, our subsidiaries, and the VIE have obtained all the requisite licenses, permissions, and approvals from the PRC government to operate their business and engage in the business activities currently conducted by them in China, including through contractual arrangements, and we offer the securities being registered to foreign investors. As of the date of this prospectus, none of our, our subsidiaries’, or the VIE’s licenses, permissions, or approvals have ever been denied. Dacheng further advises us that we and the VIE are not currently required to obtain any licenses, permissions, or approvals from CSRC or CAC, to operate their business, including through contractual arrangements, or offer the securities being registered to foreign investors. We have disclosed the details of the licenses, permissions, and approvals issued by the PRC government to us, our subsidiaries, or the VIE as of the date of this prospectus. See “Item 4. Information on the Company-A. History and Development of the Company.”

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. On December 28, 2021, the CAC, together with 12 other government departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. We are not subject to cybersecurity review with the CAC in accordance with the Cybersecurity Review Measures, because (a) as of the date of this prospectus, our data processing activities (including the collection, storage, usage, transmission and publicity of data) do not damage national security; and (b) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

On February 17, 2023, the CSRC announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing By Domestic Companies, and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, and five supporting guidelines which came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. The Trial Measures apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB1.0 million (approximately $150,000) and RMB10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives. We are not required to complete the filing procedures pursuant to the Trial Measures in respect of this offering.

In the opinion of our PRC legal counsel, Beijing Dacheng Law Offices, LLP (Fuzhou) (“Dacheng”), there is no explicit provisions under currently effective PRC laws, regulations, or rules require companies like us who indirectly list their shares through contractual arrangements to obtain approvals from PRC authorities. However, due to the lack of further clarifications or detailed rules and regulations on overseas listing, Dacheng has further advised us that there are still uncertainties as to how such rules and regulations will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation, and there is no guarantee that PRC regulatory agencies, including the CSRC or CAC, would take the same view as they do. And we cannot assure you that we and the VIE can fully or timely comply with such new laws, regulations, rules or detailed implementation and interpretation. As the Circular and Trial Measures were newly published and there exists uncertainty with respect to the filing requirements and their implementation, we cannot be sure that we will be able to complete such filings in a timely manner, or at all. Any failure or perceived failure of us to fully comply with such new filing requirements under the Trial Measures may result in forced rectification, warnings and fines against us and could significantly hinder our ability to offer or continue to offer securities.

Additionally, because our Hong Kong subsidiary, EPWK Holdings Limited (“EPWK HK”), is not currently engaging in any active business activities and merely acting as a holding company, we do not believe we need to obtain additional permissions and approvals, including those under securities, data security, or anti-monopoly laws or regulations in Hong Kong, except those already disclosed in this prospectus.

Furthermore, our Class A ordinary shares had been delisted from Nasdaq when the staff of the Nasdaq Stock Market LLC filed a Form 25 Notification of Delisting. Our Class A ordinary shares have been quoted on the OTCID Basic Market under the symbol “EPWKF” since Nasdaq suspended the trading of our Class A ordinary shares on December 23, 2025, which does not constitute securities offering and listing, so we do not need to file with the CSRC for the OTC trading of our shares. However, we believe we will be required to file with the CSRC within three business days after the closing of any subsequent offerings of our securities. As the Overseas Listing Trial Measures was newly published, and there may be different interpretations or explanations, we cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of the Class A ordinary shares. Accordingly, the value of your investment may be materially and adversely affected or become worthless.

Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries, the Consolidated VIE, and Investors

We currently do not have any cash management policies that dictate the purpose, amount and procedure for fund transfers among our Cayman Islands holding company, our subsidiaries, the consolidated VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain certain amount of cash reserves.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, no transfers of cash, dividend payment or distribution has been made among the holding company, our subsidiaries, the consolidated VIE, or investors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, EPWK HK. EPWK HK is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our subsidiaries and the VIE’s abilities to use cash held in the PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from EPWK VIE to EPWK WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to EPWK HK as dividends from EPWK WFOE. Certain payments from our EPWK VIE to EPWK WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong resident enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong resident enterprise must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong resident enterprise must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, EPWK HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. EPWK HK intends to apply for the tax resident certificate when EPWK WFOE plans to declare and pay dividends to EPWK HK. See “Item 3. Key Information-D. Risk Factors-There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” in the 2025 Annual Report

Financial Significance of the VIE

Under PRC law, we may provide funding to EPWK WFOE only through capital contributions or loans, and to EPWK VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We rely on dividends and other distributions from EPWK WFOE to satisfy part of our liquidity requirement. EPWK WFOE enjoys the economic interest in the operations of EPWK VIE in the form of service fees under the contractual arrangements among EPWK WFOE, EPWK VIE, and shareholders of EPWK VIE. For risks relating to the fund flows of our China operations, see “Item 3. Key Information-D. Risk Factors-Risks Relating to Our Corporate Structure - PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries and VIE or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” And “Item 3. Key Information-D. Risk Factors-Risks Relating to Our Corporate Structure - We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in the 2025 Annual Report.

The VIE and its subsidiaries contributed to 100% of our consolidated revenue for the year ended June 30, 2025 and accounted for 34.01% of consolidated total assets and 99.95% of consolidated total liabilities as of June 30, 2025. The VIE and its subsidiaries contributed to 100% of our consolidated revenue for the year ended June 30, 2024 and accounted for 99.98% of consolidated total assets and 99.97% of consolidated total liabilities as of June 30, 2024. The VIE and its subsidiaries contributed to 100% of our consolidated revenue for the year ended June 30, 2023. For the years ended June 30, 2025, 2024 and 2023, there was no reconciliation performed between the financial position, cash flows and results of operations of the VIE and us.

The following financial information of the VIE and its subsidiaries was included in the condensed consolidated financial statements (in U.S. dollars, except for share or otherwise noted):

	As of
	June 30,	June 30,
	2025	2024

Assets
Current assets:
Cash	$388,565	$226,776
Escrow funds	537,744	446,775
Accounts receivable, net	328,844	162,910
Advance to suppliers	41,531	245,723
Prepaid expenses and other receivables, net	108,958	40,156
Deferred tax asset	-	1,384
Total current assets	1,405,642	1,123,724
Property and equipment, net	542,385	671,038
Right-of-use assets	1,976,410	2,473,165
Intangible assets, net	85,302	135,993
Other non-current assets	100,998	107,466
Total non-current assets	2,705,095	3,387,662
TOTAL ASSETS OF VIE	$4,110,737	$4,511,386
Liabilities
Current liabilities:
Short term bank loans	$3,343,291	$3,385,073
Accounts payable	427,758	560,062
Contract liabilities - current	2,248,983	2,098,022
Escrow liability	537,744	446,775
Related parties payable	2,034,990	1,386,022
Accrued expenses and other current liabilities	1,088,010	778,020
Lease payable-current portion	613,447	584,591
Total current liabilities	10,294,223	9,238,565

Contract liabilities - non-current	135,209	127,439
Lease payable-non-current	1,719,509	2,299,697
Other non-current liabilities	35,004	43,723
Total non-current liabilities	1,889,722	2,470,859
TOTAL LIABILITIES OF VIE	$12,183,945	$11,709,424

	For the years ended June 30,
	2025	2024
Revenue	$27,841,607	$20,215,245
Net loss	$(765,653)	$(1,200,039)
Net cash used in operating activities	$(372,969)	$(1,623,106)
Net cash used in investing activities	$(4,040)	$(1,280)
Net cash provided by financing activities	$534,404	$1,242,456

Assets Transfer Between VIE and Other Consolidated Entities

We currently do not have any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, the consolidated VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain certain amount of cash reserves.

As of the date of this prospectus, we have not distributed any earnings or settled any amounts owed under the Contractual Arrangements. We do not have any plan to distribute earnings or settle amounts owed under the VIE agreements in the foreseeable future. We do not have any cash flows or transfers of other assets between EPWK VIE and EPWK WFOE for the years ended June 30, 2025, 2024 and 2023, and there is no dividends or distributions that EPWK VIE or its subsidiaries have made to our Company. See “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries.”

Dividends or Distributions Made to Us and U.S. Investors and Tax Consequences

To date, EPWK VIE has not paid any service fees to us. In addition, we have not made any dividends or distributions to U.S. investors. In addition, subject to the passive foreign investment company rules, the gross amount of any distribution that we make to investor with respect to Class A Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of the current or accumulated earnings and profits of us and EPWK VIE, as determined under United States federal income tax principles. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Item 3. Key Information-D. Risk Factors-Risks Relating to Doing Business in the PRC - Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

Our PRC counsel, Dacheng, has advised us that the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. All of our income and income of EPWK VIE is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

Relevant PRC laws and regulations permit the PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, our PRC subsidiary and EPWK VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. As a result of these and other restrictions under the PRC laws and regulations, the PRC subsidiaries and EPWK VIE are restricted to transfer a portion of their net assets to us either in the form of dividends, loans or advances. Even though we currently do not require any such dividends, loans or advances from our PRC subsidiary and EPWK VIE for working capital and other funding purposes, we may in the future require additional cash resources from our PRC subsidiary and EPWK VIE due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to our shareholders.

We currently do not have any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, the consolidated VIEs, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. We may require additional capital resources in the future, and we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities, which could subject us to operating and financing covenants, including requirements to maintain certain amount of cash reserves. There have been no transfers of cash or other assets, dividends, or distribution made to EPWK and among its subsidiaries and VIE and its subsidiaries, and they have no plans to make any transfers of cash or other assets, distribution, or dividend payment to EPWK and among themselves in the near future. Neither EPWK nor any of its subsidiaries nor the VIE and its subsidiaries have made any transfer of cash or other assets, dividends, or distributions to investors as of the date of this prospectus. We, our subsidiaries, and the VIE have no present plans to distribute earnings or settle amounts owed under the VIE agreements and plan to retain EPWK’s retained earnings to continue to grow EPWK’s business. For more information, please refer to “Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries” and the consolidated financial statements starting from page 21. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future. We are permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. Our subsidiary in Hong Kong is also permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution or other distributable reserves. However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations only permit EPWK WFOE, Yipinweike (Guangzhou) Network Technology Co., Ltd., to pay dividends to the Company out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The majority of our and the consolidated VIE’s revenues are collected in Renminbi; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments or otherwise meet our obligations denominated in foreign currencies. Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities. Therefore, our ability to transfer cash between EPWK VIE and us, our subsidiaries outside of China, and investors may be restricted. See “Item 4. Information on the Company-A. History and Development of the Company - Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE,” and “Item 3. Key Information-D. Risk Factors- Risk Relating to Doing Business in the PRC - Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government” in the 2025 Annual Report.

Requisite Permissions or Approvals

In the opinion of our PRC counsel, Dacheng, we, our subsidiaries, and the VIE are currently not required to obtain permissions from any of the PRC authorities to issue our Class A Ordinary Shares to foreign investors. Dacheng further advised us that we, our subsidiaries, and the VIE have obtained all the required licenses, permissions, or approvals from the PRC government, as shown below, to operate their respective business in China.

Company Name	Scope of Business Operation	Governmental Permission Required	Status
Xiamen EPWK Network Technology Co., Ltd.	Operate the creative crowdsourcing and knowledge and skills sharing service platform “EPWK.COM”, with creative services as the main content, through the improvement of personalized and accurate recommendations, transaction rules, and online customer service assistants, to match buyers (clients) and sellers (freelancers) on the platform for convenient and efficient transactions.	Value-added telecom business license Human resources service license	Approved

Xiamen Yipinweike Information Technology Co., Ltd.	Operate the intellectual property service platforms “Yipin Zhishi Chanquan (epbiao.com)” and “Zhiquanxia (zhiquanxia.com)” to provide customers with one-stop services for intellectual property protection and transaction, including domestic and international trademark registration, trademark transaction, copyright registration, patent application, intellectual property standard implementation counseling and other intellectual property services.	Value-added telecom business license	Approved

Xiamen Yipinkutai Investment Co., Ltd.	Operate a self-service corporate brand design platform, “Xiaowei Zhineng (xwzn.cn),” using artificial intelligence and big data technology to provide intelligent tools such as online intelligent name design and check, intelligent LOGO design, and intelligent poster design.	Value-added telecom business license	Approved

Xiamen EPWK Zhibang Finance and Taxation Service Co., Ltd.	Operate the online corporate and taxation service platform “Yipin Caishui (epcsw.com)”, which provides services such as registration, dissolution, bookkeeping, license change, and tax support for small and medium-sized enterprises.	Accounting agency bookkeeping license	Approved

Qi Zhi (Beijing) Certification Co., Ltd.	A certification company approved by the Certification and Accreditation Administration to provide certification services for intellectual property management system, quality management system, environmental management system, occupational health and safety management system, wholesale and retail service, corporate integrity management system, and social responsibility management system and other certification services.	Approval form of certification authority	Approved

Xiamen Yipinzhihui Investment Co., Ltd.	Operate business incubators to serve innovative entrepreneurs online or in person by providing convenient, open, low-cost workspace, network space, social space and resource sharing space to combine innovation and entrepreneurship and connecting entrepreneurs with investors.	None

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report.

Risks Relating to Our Business Operations

●	We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain profitability.

●	Our growth depends on our ability to attract and retain a community of buyers and sellers, and the loss of our users, failure to maintain or grow spend of our current users, or failure to attract new users could adversely impact our business.

●	We incurred net losses for the year ended June 30, 2025 and may not be able to generate sufficient operating cash flows and working capital to continue as a going concern. Failure to manage our liquidity and cash flows may materially and adversely affect our financial condition and results of operations. As a result, we may need additional capital, and financing may not be available on terms acceptable to us, or at all.

●	If we fail to maintain a balanced pool of freelancers with diversified skills to meet demands of our business customers, our business and operations may be adversely affected.

●	Users may circumvent our platform, which could adversely affect our business.

●	We rely heavily on the reliability, security and performance of our software. If our software contains serious errors or defects, or we have difficulty maintaining the software, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.

●	If we fail to maintain and improve the quality of our platform, we may not be able to attract and retain users.

●	If we are not able to develop and release new products and services, or develop and release successful enhancements, new features, and modifications to our existing products and services, our business could be adversely affected.

●	We may face lawsuits or incur liability as a result of content published or made available through our platform. Our business model may subject us to disputes between users of our platform.

●	Because we generally recognize revenue from annual subscriptions over the term of an agreement, downturns or upturns in sales are not immediately reflected in our full results of operations.

●	We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and operating results.

●	Our user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that we do not control.

●	If we fail to maintain and enhance our brand, our business, results of operations and prospects may be materially and adversely affected.

●	We operate in a competitive environment with rapidly evolving technologies and market trends for business incubators.

●	We rely on search engines, social networking sites and online streaming services to attract a meaningful portion of our users, and if those search engines, social networking sites and online streaming services change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

●	Failure to protect confidential information of our users and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

●	We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned expansion and marketing efforts, which may reduce our revenue.

●	If we are unable to manage our anticipated growth effectively, our business could be adversely affected.

●	We may be subject to third party payment services and money transmitter regulations that may materially and adversely affect our business.

●	Because we rely upon a third party to perform the payment processing for our clients, the failure or inability of the third party to provide these services could impair our ability to operate.

●	If we fail to hire, retain and train qualified employees or sufficient workforce while controlling our labor costs, our business may suffer.

●	Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

●	Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy.

●	We may not be able to adequately protect our intellectual property rights, and our competitors may be able to offer similar products and services, which would harm our competitive position.

●	We rely on a commercial bank, Xiamen International Bank, for payment processing and escrow services on our platform. If the payment service is restricted or curtailed in any way or becomes unavailable to us or our buyers for any reason, our business may be materially and adversely affected.

●	Our business operation may be materially affected by the increasing inflation rate.

Risks Relating to Our Corporate Structure

●	We do not have direct ownership of our operating entities in China but has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance and is obligated to absorb all of losses of the VIE through VIE Agreements, which may not be effective in providing control over EPWK VIE.

●	Because we are an offshore holding company and our business was conducted through VIE Agreements with EPWK VIE in China, if we fail to comply with applicable PRC law, we could be subject to severe penalties and our business could be adversely affected.

●	We may incur substantial difficulties and costs in enforcing any rights we may have under the VIE Agreements in PRC.

●	PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitable.

●	Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

●	Uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries and VIE or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

●	We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

Risks Relating to Doing Business in the PRC

●	A joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and the newly enacted “Holding Foreign Companies Accountable Act” all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within China.

●	Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may face difficulties in protecting your interests, and you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

●	Cayman Islands economic substance requirements may have an effect on our business and operations.

●	Uncertainties with respect to the PRC legal system could significantly impact our business operation.

●	The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our shares.

●	Economic conditions in China could impact our business and results of operations in both lines of our business.

●	There may be changes in the regulations of PRC government bodies and agencies relating to crowdsourcing business.

●	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

●	China’s economic, political and social conditions, laws and regulations, as well as possible interventions and influences of any government policies and actions are uncertain and could have a material adverse effect on our business and the value of our Class A Ordinary Shares.

●	Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

●	Because our business is conducted in RMB and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

●	There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

●	We cannot exclude the possibility that the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may be interpreted differently and stop us from enjoying certain treaty benefits.

●	The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

●	We operate in an emerging and evolving market. If our market does not grow as we expect, or if we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products and solutions may become less competitive.

●	In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our financial condition, results of operations, and the offering.

●	We are subject to anti-corruption, anti-bribery, and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

●	Failure to comply with laws and regulations applicable to our business in China could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

●	We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

●	Increases in labor costs in the PRC may adversely affect our business and results of operations.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

●	Our business is subject to various government and regulatory interference.

●	Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

●	We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

●	PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

●	Our ability to transfer cash between subsidiaries, the consolidated VIE, and investors outside PRC or Hong Kong may be significantly restricted by the Chinese government.

●	The majority of our and VIE’s revenues are collected in Renminbi; thus, foreign exchange shortages and foreign exchange control may limit our ability to pay dividends or other payments, or otherwise meet our obligations denominated in foreign currencies.

Risks Related to Our Class A Ordinary Shares and the Trading Market

●	The delisting of our Class A ordinary shares from Nasdaq may continue to have a material adverse effect on the trading and price of our Class A ordinary shares, and we cannot assure you that our Class A ordinary shares will be relisted on any other internationally recognized stock exchange, or that if they are ever relisted, they will remain listed.

●	You may experience future dilution as a result of future equity offerings or acquisitions.

●	FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

●	An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

●	Certain existing shareholders have control over our Company and their interests may not be aligned with the interests of our other shareholders.

●	The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price.

●	We do not intend to pay dividends for the foreseeable future.

●	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

●	The estimates of market opportunity, forecasts of market growth included in this annual report may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

●	The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Share.

●	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

●	Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

●	Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

●	You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

●	Our Class A Ordinary Shares are currently considered “penny stocks,” which could negatively affect their price and liquidity.

●	Our Memorandum and Articles of Association include exclusive jurisdiction and forum selection provisions, which may impact the ability of shareholders to bring actions against us or increase the costs of bringing such actions.

●	Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings.

Risks Related to This Offering

●	The Class A Ordinary Shares being offered in this prospectus represent a substantial percentage of our outstanding Class A Ordinary Shares, and the sales of such Class A Ordinary Shares could cause have a significant dilutive effect on existing shareholders.

Corporate Information

Our principal executive offices are located at Floor 4-602, Building #2, District A, No. 359 Chengyi Street, Xiamen Software Park Phase III, Xiamen, Fujian Province, People’s Republic of China, and our telephone number is +4006999467. We maintain a corporate website at www.epwk.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the offices of WB Corporate Services (Cayman) Ltd., of P.O. Box 2775, Artemis House, 67 Fort Street, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

The SEC maintains a website at www.sec.gov that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer, a Controlled Company, and a China-based company.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	an exemption from implementation of new or revised accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	no requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements.

We have elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. We may take advantage of some or all of the other provisions described above until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier to occur of (1) (a) the last day of the fiscal year following the fifth anniversary of the closing of this offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.235 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior July 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Guohua Huang beneficially own all of our then issued and outstanding Class B Ordinary Shares and 1,711,805 Class A ordinary shares, and he will be able to exercise 95.1% of our total voting power as of the date of this prospectus. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering. As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. However, we do not intend to rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. As a result, we will have a majority of independent directors and our audit committee will consist of three independent directors.

In addition, we are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations, our operations were conducted in China by our subsidiaries and through VIE Agreements, with EPWK VIE and its subsidiaries, which involves unique risks to investors. This is an offering of the Class A Ordinary Shares of the offshore holding company in Cayman Islands. You are not investing in EPWK VIE. Neither we nor our subsidiaries own any share in EPWK VIE. Instead, we control and receive the economic benefits of EPWK VIE’s business operation through VIE Agreements, dated August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes only. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. The VIE Agreements may not be effective in providing control over EPWK VIE. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. Furthermore, Our Class A Ordinary Shares may be prohibited to trade on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for two consecutive years beginning in 2021. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor.

Selected Condensed Consolidating Financial Statements of Parent, Subsidiaries, VIE and its Subsidiaries

The following tables present selected condensed consolidating financial data of the Parent (EPWK Holdings Ltd.), the Subsidiaries (EPWK Holdings Limited, EPWK Group Limited, EP Zhishang (Xiamen) Network Technology Co. Ltd., Xiamen Qizhi Hua Technology Co., Ltd. and Yipinweike (Guangzhou) Network Technology Co., Ltd.), the VIE (Xiamen EPWK Network Technology Co., Ltd.) and its Subsidiaries (Xiamen Yipinweike Network Information Technology Co., Ltd, Xiamen Yipinkutai Investment Co., Ltd., Xiamen EPWK Zhibang Finance and Taxation Service Co., Ltd., Xiamen Yipinzhihui Investment Co., Ltd., Xiamen EPWK Yixing Business Incubator Management Co., Ltd., Xiamen Yipinchuangke Incubator Operation Co., Ltd., Xiamen EPWK Kutai Incubator Management Co., Ltd., Qi Zhi (Beijing) Certification Co., Ltd. and Qi Zhi (Xiamen) Certification Co. Ltd.), together with eliminating adjustments. Such financial data include condensed consolidating balance sheets data as of June 30, 2025 and 2024 and the related condensed consolidating statements of operations and cash flows data for the years ended June 30, 2025, 2024 and 2023.

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the Fiscal Year Ended June 30, 2025
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Revenue	$-	$-	$27,841,607	$-	$27,841,607
Cost of revenue	$-	$-	$24,452,591	$-	$24,452,591
Gross profit	$-	$-	$3,389,016	$-	$3,389,016
Net loss	$(9,672,373)	$(2,233)	$(765,653)	$-	$(10,440,259)
Comprehensive loss	$(9,672,373)	$(2,288)	$(875,172)	$-	$(10,549,833)

	For the Fiscal Year Ended June 30, 2024
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Revenue	$-	$479	$20,215,245	$-	$20,215,724
Cost of revenue	$-	$-	$16,437,136	$-	$16,437,136
Gross profit	$-	$479	$3,778,109	$-	$3,778,588
Net loss	$-	$(2,877)	$(1,200,039)	$-	$(1,202,916)
Comprehensive loss	$-	$(2,861)	$(1,183,395)	$-	$(1,186,256)

	For the Fiscal Year Ended June 30, 2023
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Revenue	$-	$-	$19,800,874	$-	$19,800,874
Cost of revenue	$-	$-	$14,745,967	$-	$14,745,967
Gross profit	$-	$-	$5,054,907	$-	$5,054,907
Net loss	$-	$-	$(1,080,016)	$-	$(1,080,016)
Comprehensive loss	$-	$-	$(621,274)	$-	$(621,274)

SELECTED CONDENSED CONSOLIDATING BALANCE SHEETS

	As of June 30, 2025
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Cash	$-	$783	$388,565	$-	$389,348
Receivable from the VIE	$-	$-	$-	$-	$-
Total current assets	$7,974,703	$783	$1,405,642	$-	$9,381,128
Investments in subsidiaries and the VIE	$-	$-	$-	$-	$-
Total assets	$7,974,703	$783	$4,110,737	$-	$12,086,223
Total liabilities	$200	$5,934	$12,183,945	$-	$12,190,079
Total shareholders’ equity (deficit)	$7,974,503	$(5,151)	$(8,073,208)	$-	$(103,856)
Total liabilities and shareholders’ equity (deficit)	$7,974,703	$783	$4,110,737	$-	$12,086,223

	As of June 30, 2024
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Cash	$-	$1,050	$226,776	$-	$227,826
Receivable from the VIE	$-	$-	$-	$-	$-
Total current assets	$-	$1,061	$1,123,724	$-	$1,124,785
Investments in subsidiaries and the VIE	$-	$-	$-	$-	$-
Total assets	$-	$1,061	$4,511,386	$-	$4,512,447
Total liabilities	$-	$3,922	$11,709,424	$-	$11,713,346
Total shareholders’ deficit	$-	$(2,861)	$(7,198,038)	$-	$(7,200,899)
Total liabilities and shareholders’ deficit	$-	$1,061	$4,511,386	$-	$4,512,447

SELECTED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended June 30, 2025
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash used in operating activities	$(10,296,876)	$(5,895)	$(372,969)	$-	$(10,675,740)
Net cash used in investing activities	$-	$-	$(4,040)	$-	$(4,040)
Net cash provided by financing activities	$10,296,876	$5,614	$534,404	$-	$10,836,894

	For the Fiscal Year Ended June 30, 2024
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$-	$1,058	$(1,623,106)	$-	$(1,622,048)
Net cash used in investing activities	$-	$-	$(1,280)	$-	$(1,280)
Net cash provided by financing activities	$-	$-	$1,242,456	$-	$1,242,456

	For the Fiscal Year Ended June 30, 2023
	Parent	Subsidiaries	VIE and its Subsidiaries	Eliminations	Consolidated Total
Net cash used in operating activities	$-	$-	$(1,496,547)	$-	$(1,496,547)
Net cash provided by investing activities	$-	$-	$35,264	$-	$35,264
Net cash provided by financing activities	$-	$-	$1,447,767	$-	$1,447,767

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 221,376,995 Class A Ordinary Shares. All of the Class A Ordinary Shares, when sold, will be sold by these Selling Shareholders. The Selling Shareholders may sell their Class A Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders.

Class A Ordinary Shares currently issued and outstanding	224,989,679 Class A Ordinary Shares

Class A Ordinary Shares offered by the Selling Shareholders	Up to 221,376,995 Class A Ordinary Shares

Offering Price per Share	The Selling Shareholders will sell all or a portion of the shares being offered by this prospectus at a fixed price of $_________ per share until our Class A Ordinary Shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, the prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price at the time of sale or at negotiated prices. See “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders (see “Use of Proceeds”).

Risk factors	You should read the “Risk Factors” section starting on page 24 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

OTCID symbol	“EPWKF”.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report, which is incorporated in this prospectus by reference, together with any other information appearing or incorporated by reference in this prospectus and in any accompanying prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which our management is unaware or deems immaterial. Our business, financial condition, or results of operations could be materially and adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, we are not a Chinese operating company but a Cayman Islands holding company. We have no material operations of our own and conduct substantially all of the operations through the operating entities in China. Investors are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. Investors may never hold equity interests in the Chinese operating entities. We hold 100% equity interests in the operating entities in China, and we use a VIE structure. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

Risks Related to This Offering

The Class A Ordinary Shares being offered in this prospectus represent a substantial percentage of our outstanding Class A Ordinary Shares, and the sales of such Class A Ordinary Shares could cause have a significant dilutive effect on existing shareholders.

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 221,376,995 Class A Ordinary Shares. As of April 14, 2026, there were 224,989,679 Class A Ordinary Shares issued and outstanding. The Class A Ordinary Shares being offered in this prospectus represent approximately 98% of our currently issued and outstanding Class A Ordinary Shares. The resale of such substantial portion of our issued and outstanding Class A Ordinary Shares will have an immediate and significant dilutive effect on the ownership interests of our existing shareholders. If all of the Class A Ordinary Shares registered for resale in this prospectus are sold by the Selling Shareholders, the percentage ownership of existing shareholders (other than the Selling Shareholders) will be significantly reduced and the voting power and economic interest of existing shareholders will be substantially diluted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company incorporated on March 24, 2022 as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include: (i) the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors than the United States; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. Specifically, Guohua Huang, our Chairman of the Board of Directors and Chief Executive Officer, Shuangquan Lin, our Chief Operating Officer, and Conghui Lin, our Chief Financial Officer, are all Chinese citizens living in China. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. The contact information of Cogency Global Inc. is 122 East 42nd Street, 18th Floor, New York, NY 10168, (212) 947-7200.

Cayman Islands

Ogier, our legal counsel with respect to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts based on certain civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been informed by Ogier that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our Company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our Company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

Ogier has further advised us that there is no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) not impeachable on the grounds of fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

PRC

Dacheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Dacheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our Class A Ordinary Shares.

Hong Kong

There are uncertainties as to whether the courts of Hong Kong will recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, the judgment is for a definite sum of money in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the judgment is a final and conclusive and has not been stayed or satisfied in full, the judgment is from a competent court, the judgment was not obtained by fraud, misrepresentation or mistake nor obtained in proceedings which contravenes the rules of natural justice and the enforcement of the judgment is not contrary to public policy in Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares will go to the Selling Shareholders.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, EPWK HK. EPWK HK is permitted under the laws of Hong Kong SAR to provide funds to us through dividend distribution out of profits available for distribution (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves but not through share capital.

However, we, our subsidiaries and the VIE’s abilities to use cash held in PRC or in a PRC entity through transfers, distributions, or dividends to fund operations or for other purposes outside of the PRC are subject to restrictions and limitations imposed by the PRC government. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Furthermore, we may lose our ability to fund operations or for other uses outside of Hong Kong using cash in Hong Kong or a Hong Kong entity if, in the future, the PRC government expands its restrictions and limitations to include Hong Kong or Hong Kong entities.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Taxation – People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from EPWK VIE to EPWK WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to EPWK HK as dividends from our PRC subsidiaries. Certain payments from our EPWK VIE to EPWK WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if EPWK VIE or our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, EPWK HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. EPWK HK intends to apply for the tax resident certificate when EPWK WFOE plans to declare and pay dividends to EPWK HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CORPORATE HISTORY AND STRUCTURE

We are an exempted company with limited liability incorporated and registered under the laws of the Cayman Islands on March 24, 2022. Our principal executive offices are located at Floor 4-602, Building #2, District A, No. 359 Chengyi Street, Xiamen Software Park Phase III, Xiamen, Fujian Province, People’s Republic of China, and our telephone number is +4006999467. We maintain a corporate website at www.epwk.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the offices of WB Corporate Services (Cayman) Ltd., of P.O. Box 2775, Artemis House, 67 Fort Street, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

The SEC maintains a website at www.sec.gov that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system..

For a description of our history, development and structure, please read “Item 4. Information on the Company—A. History and Development of the Company” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the years ended June 30, 2025, 2024 and 2023, please read “Item 5. Operating and Financial Review and Prospects” in our 2025 Annual Report, which is incorporated by reference into this prospectus.

The following management’s discussion and analysis of financial condition and results of operations for the six months ended December 31, 2025 and 2024 should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes included elsewhere in this filing.

Results of Operations

The following table sets forth our results of operations with line items in absolute amounts and as a percentage of our net revenues for the periods indicated:

Key Components of Results of Operations

Net Revenues

Net revenues consist of revenues from premium business solutions service, online promotion services, value-added services, and shared office rental and management. The following table sets forth a breakdown of our net revenues by type in absolute amounts and as a percentage of our net revenues for the periods indicated:

	For the six months ended December 31,
	2025	%	2024	%
Online Promotion revenue	$1,532,977	12.6%	$6,073,510	71.6%
Premium business solutions revenue	5,126,270	42.1%	1,601,447	18.9%
Value-Added Services revenue	152,876	1.3%	301,413	3.6%
Shared office rental and management revenue	407,408	3.3%	500,795	5.9%
Digital marketing revenue	4,960,005	40.7%	-	-
Total	$12,179,536	100.0%	$8,477,165	100%

Premium Business Solutions revenue. The Company offers premium business solutions to corporate clients, including the design and development of tailor-made systems or software such as BI platforms, ERP systems, and cybersecurity software. Each custom service is considered a distinct performance obligation, fulfilled upon customer acceptance. Revenue from these premium business solutions is recognized at the point in time when services are verified and approved by the clients. Typically, service fees are paid within one month after fulfilling the performance obligation, and once determined, they are not subject to clawback. The Company records revenue on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified services.

Online Promotion revenue. The Company provides services to our seller users to promote their services to our buyer users. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified services. The Company recognizes revenue when services are rendered. Most of the payments are made from sellers’ subscription payment. Therefore, the online promotion revenues are amortized over the subscription period on a straight line basis.

Value-Added Services revenue. The Company provides various value-added services to our users, such as bookkeeping services, tax filing services, IP application and registration services and qualification certification services. The Company recognizes revenue when the service is performed. Revenues from value-added services are recognized on a gross basis, as the Company is responsible to provide the specified services, and it also has the discretion to set service fee charged to the customers.

Shared office rental and management revenue. The Company provides shared office space to startup companies or small companies, and it also provides property management services to these companies using shared office. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in the rented offices and bears the full rental costs regardless whether the offices are sublet or not. The Company recognizes revenue over time when the shared space is sublet to these companies.

Digital marketing revenue: The Company offers to corporate clients digital marketing services, including designing the advertising content or idea and posting the advertisement on varied online platforms. The packaged service is considered a distinct performance obligation, fulfilled upon advertisement was posted in varied online platforms. Revenue from digital marketing is recognized in time when the advertisement was posted in varied online platforms. Typically, service fees are paid before the advertisement is posted. The Company records revenue on a gross basis as the Company is acting as a principal in digital marketing service and is responsible for fulfilling the promise to provide the specified services. In contracts involving third-party vendors, the Company is regarded as the service provider as it has control of the specified services at any time before it is transferred to customers which is evidenced by i) the Company selects the vendors and establishes the pricing; ii) the Company assumes primary responsibility for the customized services rendered; and iii) the Company carries both commercial and market risk.

Cost of revenues

The following table sets forth a breakdown of our cost of revenues by type in absolute amounts and as a percentage of total cost of revenues for the periods indicated:

	For the six months ended December 31,
	2025	%	2024	%
Online Promotion revenue	$1,045,281	9.8%	$895,446	12.6%
Premium business solutions revenue	4,270,054	40.1%	5,486,729	77.4%
Value-Added Services revenue	66,626	0.6%	272,931	3.9%
Shared office rental and management revenue	400,144	3.8%	434,282	6.1%
Digital marketing revenue	4,874,119	45.7%	-	-
Total	$10,656,224	100.0%	$7,089,388	100%

Gross Profit

The following table sets forth of our gross profit and gross margin, for the periods indicated:

	For the six months ended December 31,
	2025	2024
Total net revenue	$12,179,536	$8,477,165
Cost of revenue	$10,656,224	$7,089,388
Gross Profit	$1,523,312	$1,387,777
Gross Margin	12.5%	16.4%

Operating expenses

The following table sets forth a breakdown of our operating costs and expenses both in absolute amounts and as a percentage of total operating expenses for the periods indicated:

	For the six months ended December 31,
	2025	%	2024	%
Sales and marketing expenses	$8,233,947	73.8%	$822,123	37.8%
G&A Expenses	2,624,223	23.5%	1,105,043	50.8%
R&D Expense	297,885	2.7%	247,728	11.4%
Total Operating Expenses	$11,156,055	100%	$2,174,894	100%

Sales and marketing expenses. Sales and marketing expenses consist primarily of labor costs for sales personnel, marketing expense for the production and dissemination of marketing materials, search engines optimizations, and media collaborations, and other miscellaneous Sales and marketing expenses.

	For the six months ended December 31,
	2025	%	2024	%
Labor expenses	$600,232	7.3%	$718,460	87.4%
Marketing expenses	7,606,018	92.4%	32,863	4.0%
Other Expenses	27,697	0.3%	70,800	8.6%
Total Sales and marketing expenses	$8,233,947	100%	$822,123	100%

General and administrative expenses. General and administrative expenses consist primarily of labor costs for management and administrative personnel, professional service fees, real estate expenses (such as rental cost, utility cost), and other miscellaneous administrative expenses.

	For the six months ended December 31,
	2025	%	2024	%
Labor expenses	$659,459	25.1%	$477,783	43.2%
Professional service fees	1,687,785	64.3%	422,386	38.2%
Real estate expenses	105,029	4.0%	70,054	6.4%
Other expenses	171,950	6.6%	134,820	12.2%
Total G&A Expenses	$2,624,223	100%	$1,105,043	100%

Research and development expenses. Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. Besides, there was entrusted development cost for entrust professional institutions to assist our company in upgrading the platform’s functions, improve development efficiency etc. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.

	For the six months ended December 31,
	2025	%	2024	%
Labor expenses	$221,666	74.4%	$197,342	79.7%
Material cost	-	-%	2,234	0.9%
Equipment modification and lease fee	42,511	14.3%	39,962	16.1%
Utility cost	1,515	0.5%	128	0.1%
Travel expenses	-	-%	663	0.3%
Professional service fees	-	-%	3,736	1.5%
Rental cost	11,940	4.0%	-	-%
Depreciation expense	3,341	1.1%	3,621	1.4%
Amortization of intangible assets	1,371	0.5%	-	-%
Entrusted development cost	11,919	4.0%	-	-%
Other expense	3,622	1.2%	42	-
Total R&D Expenses	$297,885	100%	$247,728	100%

Other income (expense), net

Other income (expense), net consist primarily of subsidy income (for business incubator service and for research & development), interest income and expenses, other income and expenses (such as tax penalties, law suits related costs), and loss on disposal of property, plants and equipment.

	For the six months ended December 31,
	2025	%	2024	%
Loss on disposal of assets	$(5,586)	(4.2)%	$(5,749)	(1.9)%
Other Income	$17,567	13.2%	$23,449	7.7%
Other Expenses	(5,618)	(4.2)%	(119)	(0.0)%
Interest Expenses, net	(57,982)	(43.5)%	(71,498)	(23.6)%
Subsidy income	184,811	138.8%	356,947	117.8%
Total Other Income - net	$133,192	100%	$303,030	100%

Taxation

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

EPWK BVI was incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. EPWK HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%, and for High-tech enterprises the tax is 15%.

The income tax provision consists of the following components:

	For the six months ended December 31,
	2025	2024
Current income tax expenses	$(203)	$595
Deferred income tax benefit	-	(669)
Total income tax benefit	$(203)	$(74)

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the six months ended December 31, 2025 and 2024 applicable to the PRC operations to income tax expense were as follows:

	For the six months ended December 31,
	2025	2024
Statutory income tax rate	25.00%	25.00%
Impact of different tax rates in other jurisdictions	(23.26)%	-
Tax effect of preferential tax treatments	(1.40)%	(7.09)%
R&D credit	0.48%	7.73%
Change in valuation allowance	(0.78)%	(26.23)%
Permanent difference	(0.04)%	0.61%
Tax adjustment	0.00%	-
Effective income tax rate	0.00%	0.02%

The tax effects of temporary differences that give rise to the deferred tax balances as of December 31, 2025 and June 30, 2025 are as follows:

	As of
	December 31, 2025	June 30, 2025
Deferred tax assets:
Credit loss	$196	$2,422
Net operating losses carried forward	2,519,188	2,442,931
Subtotal	2,519,384	2,445,353
Less: valuation allowance	(2,519,384)	(2,445,353)
Total	$-	$-

As of December 31, 2025 and June 30, 2025, the Company had tax deductible net operating loss carryforwards of approximately $19,509,199 and $19,725,595, respectively, which arose from the Company’s subsidiaries, VIE and the VIE’s subsidiaries established in the PRC and Hong Kong.

Results of Operations

Six months ended December 31, 2025 compared to Six months ended December 31, 2024

	For the six months ended December 31,			%
	2025	2024	Change	Change
Revenue:
Online Promotion revenue	$1,532,977	$6,073,510	$(4,540,533)	(74.8)%
Premium Business Solutions revenue	5,126,270	1,601,447	3,524,823	220.1%
Value-Added Services revenue	152,876	301,413	(148,537)	(49.3)%
Shared office rental and management revenue	407,408	500,795	(93,387)	(18.6)%
Digital marketing revenue	4,960,005	-	4,960,005	N/A
Total revenue	12,179,536	8,477,165	3,702,371	43.7%
Cost of revenue	10,656,224	7,089,388	3,566,836	50.3%
Gross profit	1,523,312	1,387,777	135,535	9.8%

Operating Expenses:
Sales and marketing	8,233,947	822,123	7,411,824	901.5%
General and administrative	2,624,223	1,105,043	1,519,180	137.5%
Research and development	297,885	247,728	50,157	20.2%
Total Operating expenses	11,156,055	2,174,894	8,815,161	412.9%
Operating loss	(9,632,743)	(787,117)	(8,845,626)	1,123.8%
Other income, net	133,192	303,030	(169,838)	(56.0)%
Loss before income taxes	(9,499,551)	(484,087)	(9,015,464)	1,862.4%
Income tax benefit	(203)	(74)	(129)	174.3%
Net loss	(9,499,348)	(484,013)	(9,015,335)	1,862.6%

Net revenues

Our net revenues increased by $3.7 million or 43.7% from $8.5 million in the six months ended December 31, 2024 to $12.2 million in the six months ended December 31, 2025, primarily because the Company launch digital marketing service, a new business line, in 2025, which contributed $5.0 million revenue in the six months ended December 31, 2025, offset by decrease of revenue of $1.3 million for other business lines. Revenue of online promotion decreased by 74.8% from $6.1 million in the six months ended December 31, 2024 to $1.5 million because the user of our marketplace platform, the small and medium-sized creative design and software development enterprises have faced the challenges due to the slowdown in China’s domestic economic growth, they are more cautious about purchasing online promotion service. Revenue of premium business solution service increased by 220.1% to $5.1 million in the six months ended December 31, 2025, from $1.6 million in the six months ended December 31, 2024, because more demands from our platform due to more customers chose to use outsourced service rather than their in-house team. Revenue of shared office rental and management service decreased by 18.6% to $0.4 million in the six months ended December 31, 2025 from $0.5 million in the six months ended December 31, 2024, because more tenants terminated their lease term than new tenants began to lease our shared office, due to overall slowdown economic situation. Revenue of Value-Added Services decreased by 49.3% from $0.3 million in the six months ended December 31, 2024 to $0.2 million in the six months ended December 31, 2025 because (i) we have offered a range of value-added services to support the business development of small and medium-sized enterprises, entrepreneurs, talents for free; and (ii) we gradually stop to provide IP registration service to customers in 2025.

Cost of revenues, gross profit and gross profit margin

Our cost of revenues increased by $3.6 million or 50.3% from $7.1 million in the six months ended December 31, 2024 to $10.7 million in the six months ended December 31, 2025, primarily attributable to increment of cost of digital marketing service of $4.9 million, which is generally aligned with the increase of revenue of this segment of $5.0 million. The cost of the other four business lines decreased by $1.3 million, which are resulted from the decrease of revenue of the four business lines of $1.3 million.

Our gross profit increased by $0.1 million or 9.8% from $1.4 million in the six months ended December 31, 2024 to $1.5 million in the six months ended December 31, 2025. Our gross profit margin was 12.5% in the six months ended December 31, 2025 and 16.4% in the six months ended December 31, 2024. Our gross profit margin decreased from 16.4% for the six months ended December 31, 2024 to 12.5% for the six months ended December 31, 2025, primarily due to the increase of the digital marketing service line from nil in the six months ended December 31, 2024 to 40.7% of total revenue in the six months ended December 31, 2025, which contributed a low gross profit margin of 1.7%.

Operating expenses

Sales and marketing expenses. Our sales and marketing expenses increased by US$7.4 million or 901.5% from $0.8 million in the six months ended December 31, 2024 to $8.2 million in the six months ended December 31, 2025, primarily due to increase of marketing expenses $7.6 million. The increase in marketing expenses was mainly due to the Company initiating a series of marketing activities after its IPO to build up company image.

General and administrative (G&A) expenses. Our general and administrative expenses increased by $1.5 million or 137.5% from $1.1 million in the six months ended December 31, 2024 to $2.6 million in the six months ended December 31, 2025, primary because the Company incurred certain costs in strategy consulting and business consulting after the Company’s IPO.

Research and development expense. Our research and development expenses increased by $0.1 million or 20.2% from $0.2 million in the six months ended December 31, 2024 to $0.3 million in the six months ended December 31, 2025, primarily due to the reason that we conducted more research and development work to keep the Company competitive.

Other income, net

Total other income decreased by $0.2 million from $0.3 million in the six months ended December 31, 2024 to $0.1 million in the six months ended December 31, 2025, primarily due to decrease of subsidy income by $0.2 million.

Loss before income tax

Our loss before income tax was $9.5 million in the six months ended December 31, 2025 and $0.5 million in the six months ended December 31, 2024, respectively, representing an increase of loss of $9.0 million or 1,862.4%. The increase of loss before income tax was mainly due to the increase of operating expenses of $9.0 million, decrease of other income of $0.2 million, offset by increase of gross profit of $0.1 million.

Net loss

As a result of the foregoing, our net loss was $9.5 million in the six months ended December 31, 2025 and $0.5 million in the six months ended December 31, 2024, respectively.

BUSINESS

For a description of our business, please read “Item 4. Information on the Company—B. Business Overview” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

REGULATIONS

For a description of significant rules and regulations that affect our business or our shareholders’ rights to receive dividends and other distributions from us, please read “Item 4. Information on the Company—B. Business Overview—Regulations” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

MANAGEMENT

For a description of our management, please read “Item 6. Directors, Senior Management and Employees” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 224,989,679 Class A Ordinary Shares outstanding and 88,899 Class B Ordinary Shares outstanding as of the date of this prospectus.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them.

	Prior to this Offering					After this Offering
	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Voting Power*	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Voting Power*
	Number	%	Number	%	%	Number	%	Number	%	%
Directors and Executive Officers (1):
Guohua Huang(2)(3)(4)(5)	42,796	0.02	88,899	100.0	3.82	42,796	0.02	88,899	100.0	3.82
Shuangquan Lin(6)(7)	764	—	—	—	—	764	—	—	—	—
Conghui Lin	—	—	—	—	—	—	—	—	—	—
Mei Feng	—	—	—	—	—	—	—	—	—	—
Ling Ruan	—	—	—	—	—	—	—	—	—	—
Yanjun Chen	—	—	—	—	—	—	—	—	—	—
Qingyun Yang	—	—	—	—	—	—	—	—	—	—
Li Yang	—	—	—	—	—	—	—	—	—	—
Xing Gao	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (nine individuals):	43,561	0.02	88,899	100.0	3.82	43,561	0.02	88,899	100.0	3.82

5% Shareholders:
HGH Holdings Limited(2)	—	—	88,899	100.0	3.80	—	—	88,899	100.0	3.80
WENHUI CHEN	12,175,734	5.41	—	—	5.21	—	—	—	—	—
CZB HOLDINGS LIMITED (8)	19,923,929	8.86	—	—	8.52	—	—	—	—	—
HCHX HOLDINGS LIMITED (9)	21,030,814	9.35	—	—	8.99	—	—	—	—	—
XIAOYAN HUANG	12,175,734	5.41	—	—	5.21	—	—	—	—	—
HZY HOLDINGS LIMITED(10)	19,923,929	8.86	—	—	8.52	—	—	—	—	—
SZLT HOLDINS LIMITED(11)	17,727,516	7.88	—	—	7.58	17,357	0.48	—	—	0.14
YBL HOLDINGS LIMITED(12)	19,923,929	8.86	—	—	8.52	—	—	—	—	—
YPGH HOLDINGS LIMITED(13)	22,137,699	9.84	—	—	9.47	—	—	—	—	—
ZHFY HOLDINGS LIMITED(14)	21,030,814	9.35	—	—	8.99	—	—	—	—	—
ZXL HOLDINGS LIMITED(15)	22,137,699	9.84	—	—	9.47	—	—	—	—	—

*	Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. Each holder of Class A Ordinary Shares is entitled to one vote per one Class A Ordinary Shares and each holder of Class B Ordinary Shares is entitled to 100 votes per one Class B Ordinary Shares.

(1)	Unless otherwise indicated, the business address of each of the individuals is Building #2, District A, No. 359 Chengyi Rd., the third phase of Xiamen Software Park, Xiamen City, Fujian Province, the People’s Republic of China, 361021.

(2)

The number of Class B Ordinary Shares beneficially owned represents 88,899 Class B Ordinary Shares held by HGH Holdings Limited, a British Virgin Islands company, which is 100% owned by Guohua Huang. The registered address of HGH Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(3)(6)	The number of Class A Ordinary Shares beneficially owned represents 37,034 Class A Ordinary Shares held by YPHL Holdings Limited, of which 36.293 Class A Ordinary Shares was indirectly held by Guohua Huang and 741 Class A Ordinary Shares was indirectly held by Shuangquan Lin. YPHL Holdings Limited is a British Virgin Islands company, which is 98% owned by Guohua Huang and 2% owned by Shuangquan Lin. The registered address of YPHL Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(4)(7)	The number of Class A Ordinary Shares beneficially owned represents 2,372 Class A Ordinary Shares held by ZHYP Holdings Limited, of which 2,348 Class A Ordinary Shares was indirectly held by Guohua Huang and 24 Class A Ordinary Shares was indirectly held by Shuangquan Lin. ZHYP Holdings Limited is a British Virgin Islands company, which is 99% owned by Guohua Huang and 1% owned by Shuangquan Lin. The registered address of ZHYP Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(5)	The number of Class A Ordinary Shares beneficially owned represents 7,042 Class A Ordinary Shares held by EPWK Holdings Limited, of which 4,155 Class A Ordinary Shares was indirectly held by Guohua Huang and 2.887 Class A Ordinary Shares was indirectly held by Zhinan Huang. EPWK Holdings Limited is a British Virgin Islands company, which is 59% owned by Guohua Huang and 41% owned by Zhinan Huang. The registered address of EPWK Holdings Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(8)	The number of Class A Ordinary Shares beneficially owned represents 19,923,929 Class A Ordinary Shares held by CZB HOLDINGS LIMITED. CZB HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Zoubin Cai. The registered address of CZB HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(9)	The number of Class A Ordinary Shares beneficially owned represents 21,030,814 Class A Ordinary Shares held by HCHX HOLDINGS LIMITED. HCHX HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Hongxiu Wang. The registered address of HCHX HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(10)	The number of Class A Ordinary Shares beneficially owned represents 19,923,929 Class A Ordinary Shares held by HZY HOLDINGS LIMITED. HZY HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Zhiyou Huang. The registered address of HZY HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(11)	The number of Class A Ordinary Shares beneficially owned represents 17,727,516 Class A Ordinary Shares held by SZLT HOLDINS LIMITED. SZLT HOLDINS LIMITED is a British Virgin Islands company, which is 100% owned by Min Liu. The registered address of SZLT HOLDINS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(12)	The number of Class A Ordinary Shares beneficially owned represents 19,923,929 Class A Ordinary Shares held by YBL HOLDINGS LIMITED. YBL HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Aling Ye. The registered address of YBL HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(13)	The number of Class A Ordinary Shares beneficially owned represents 22,137,699 Class A Ordinary Shares held by YPGH HOLDINGS LIMITED. YPGH HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Guihua Zhang. The registered address of YPGH HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(14)	The number of Class A Ordinary Shares beneficially owned represents 21,030,814 Class A Ordinary Shares held by ZHFY HOLDINGS LIMITED. ZHFY HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Yi Fang. The registered address of ZHFY HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(15)	The number of Class A Ordinary Shares beneficially owned represents 22,137,699 Class A Ordinary Shares held by ZXL HOLDINGS LIMITED. ZXL HOLDINGS LIMITED is a British Virgin Islands company, which is 100% owned by Xiaolei Zhang. The registered address of ZXL HOLDINGS LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, other than those shares held by Cede & Co, none of our outstanding ordinary share is held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

SELLING SHAREHOLDERS

The 221,376,995 Class A Ordinary Shares being offered by the Selling Shareholders are part of 284,000,000 Class A Ordinary Shares that were issued to the Selling Shareholders pursuant to an amended and restated securities purchase agreement entered into by and between the Company and the Selling Shareholders on January 26, 2026 (the “January 2026 Securities Purchase Agreement”). We are registering the Class A Ordinary Shares in order to permit the Selling Shareholders to offer the Class A Ordinary Shares for resale from time to time.

Other than the relationships described herein, to our knowledge, the Selling Shareholders have not had any material relationship with us within the past three years.

Any Selling Shareholders that are affiliates of broker-dealers and any participating broker-dealers would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, none of the Selling Shareholders listed below are broker-dealers or affiliates of broker-dealers.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A Ordinary Shares by each of the Selling Shareholders. The second column lists the number of Class A Ordinary Shares beneficially owned by each Selling Shareholder, based on its ownership of the Class A Ordinary Shares as of April 14, 2026.

The fourth column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholders.

As explained below under “Plan of Distribution,” we have agreed with the Selling Shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

The following table sets forth details regarding the offering of certain Selling Shareholders’ Class A Ordinary Shares pursuant to this registration statement.

Name of Selling Shareholders	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)(3)	Percentage of Class A Ordinary Shares Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus(4)	Class A Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)	Percentage of Class A Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)(2)
HCHX HOLDINGS LIMITED	21,030,814	9.35%	21,030,814	—	—%
YPGH HOLDINGS LIMITED	22,137,699	9.84%	22,137,699	—	—%
ZXL HOLDINGS LIMITED	22,137,699	9.84%	22,137,699	—	—%
ZHFY HOLDINGS LIMITED	21,030,814	9.35%	21,030,814	—	—%
CZB HOLDINGS LIMITED	19,923,929	8.86%	19,923,929	—	—%
HZY HOLDINGS LIMITED	19,923,929	8.86%	19,923,929	—	—%
SZLT HOLDINS LIMITED	17,727,516	7.88%	17,710,159	17,356	0.48%
YBL HOLDINGS LIMITED	19,923,929	8.86%	19,923,929	—	—%
EASY RICH VENTURES LIMITED	11,068,849	4.92%	11,068,849	—	—%
Xiaoyan Huang	12,175,734	5.41%	12,175,734	—	—%
Wenhui Chen	12,175,734	5.41%	12,175,734	—	—%
Zhenwei Huang	11,068,849	4.92%	11,068,849	—	—%
Qi Deng	11,068,849	4.92%	11,068,849	—	—%

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Class A Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of April 14, 2026, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

(2)	The applicable percentage of beneficial ownership is calculated based on the total number of Class A Ordinary Shares issued and outstanding, being 224,989,679 shares as of April 14, 2026, and 3,612,684 shares that will be outstanding after this Offering.

(3)	This column lists the number of our Class A Ordinary Shares beneficially owned by this Selling Shareholder as of April 14, 2026.

(4)	It includes Class A Ordinary Shares that are issued to the Selling Shareholder pursuant to the January 2026 Securities Purchase Agreement.

RELATED PARTY TRANSACTIONS

For our related party transaction during the year ended June 30, 2025, please read “Item 7. Major Shareholders And Related Party Transactions” in our 2025 Annual Report, which is incorporated by reference into this prospectus.

DESCRIPTION OF SHARE CAPITAL

For a description of our share capital, please read “Item 10. Additional Information – B Memorandum and Articles of Association” in our 2025 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our share capital since the filing of our 2025 Annual Report, except as otherwise set forth in this prospectus.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales shall be at the fixed price of $________ until such time as our Class A Ordinary Shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales may be made at negotiated prices or at varying prices determined at the time of sale. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Class A Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Class A Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders affect such transactions by selling Class A Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Class A Ordinary Shares for whom they may act as an agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Class A Ordinary Shares short and deliver Class A Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Notes or Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Class A Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the Class A Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Ordinary Shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the Class A Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Ordinary Shares.

We will pay all expenses of the registration of the Class A Ordinary Shares, estimated to be US$3,210.08 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions if any.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$3,210.08
Printer fees and expenses	$5,500.00
Legal fees and expenses	$99,490.00
Miscellaneous	$5,250.00
Total	$113,450.08

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Beijing Dacheng Law Offices, LLP (Fuzhou). Jun He Law Offices LLC is acting as counsel to the placement agent with respect to certain legal matters as to United States federal securities and New York State law in connection with this offering.

EXPERTS

The consolidated financial statements as of June 30, 2023 and 2024, and for each of the two years in the period ended June 30, 2024, incorporated by reference into this prospectus from our annual report on Form 20-F for the year ended June 30, 2025, have been audited by WWC, Professional Corporation, an independent registered public accounting firm, as stated in their report. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. The office of WWC, Professional Corporation is located at San Mateo, California.

The consolidated financial statements as of June 30, 2025, and for the year ended June 30, 2025, incorporated by reference into this prospectus from our annual report on Form 20-F for the year ended June 30, 2025, have been audited by Assentsure PAC, an independent registered public accounting firm, as stated in their report, given upon their authority as experts in auditing and accounting. The office of Assentsure PAC is located at 180B Bencoolen Street, #03-01, Singapore 189648.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

1.	our annual report on Form 20-F for the fiscal year ended June 30, 2025 filed with the SEC on January 14, 2026;

2.	our reports of foreign private issuer on Form 6-K filed with the SEC on January 27, 2026; and

3.	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on February 3, 2025, the description of securities contained in the Exhibit 2.2 to the 2025 Annual Report filed with the SEC on January 14, 2026.

Our annual report on Form 20-F for the fiscal year ended June 30, 2025 filed with the SEC on January 14, 2026 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Building #2, District A, No. 359 Chengyi Road

The third phase of Xiamen Software Park

Xiamen City, Fujian Province

The People’s Republic of China, 361021

+86 400-6999467

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

MATERIAL CHANGES

On December 8, 2025, the Company entered into a securities purchase agreement on December 8, 2025 (the “Prior Agreement”) with certain investors for a private placement offering (the “Private Placement”) of 10,000,000 Class A Ordinary Shares at the subscription price of US$1.42 per Class A Ordinary Share.

On January 26, 2026, the Company and the investors entered into an amended and restated securities purchase agreement (the “Amended and Restated Agreement”), which amended and restated, among other things, the subscription price and the total amount of offering shares. Pursuant to the terms of the Amended and Restated Agreement, in the Private Placement, the Company agreed to sell, and the investors agreed to purchase an aggregate of 284,000,000 Class A Ordinary Shares at the subscription price of US$0.05 per Class A Ordinary Share. The gross proceed from the Private Placement remains the same of approximately US$14.2 million. The provisions under the Prior Agreement that contemplated issuance of additional Class A Ordinary Shares without additional consideration were removed in the Amended and Restated Agreement and the maximum number of Class A Ordinary Shares issuable under the Amended and Restated Agreement is 284,000,000. The Private Placement was closed in March 2026.

Except as otherwise described in the 2025 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since June 30, 2025.

EPWK HOLDINGS LTD.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except the number of shares)

	As of
	December 31, 2025	June 30, 2025
Assets
Current assets:
Cash	$3,918,718	$389,348
Escrow funds	555,118	537,744
Accounts receivable, net	25,988	328,844
Advance to suppliers	67,902	7,403,734
Loan receivable	6,234,717	-
Prepaid expenses and other receivables, net	170,194	721,458
Related party receivable	834,966	-
Total current assets	11,807,603	9,381,128

Non-current assets:
Property and equipment, net	1,030,779	542,385
Right-of-use assets	2,321,463	1,976,410
Intangible assets, net	61,587	85,302
Other non-current assets	114,056	100,998
Total non-current assets	3,527,885	2,705,095
TOTAL ASSETS	$15,335,488	$12,086,223
Liabilities
Current liabilities:
Short term bank loans	$3,419,142	$3,343,291
Accounts payable	422,962	427,758
Contract liabilities – current	1,799,762	2,248,983
Escrow liability	555,118	537,744
Related parties payable	1,241,099	2,040,643
Accrued expenses and other current liabilities	7,876,265	1,088,491
Operating lease liabilities – current portion	814,707	613,447
Total current liabilities	16,129,055	10,300,357

Non-current liabilities:
Contract liabilities – non-current	71,320	135,209
Operating lease liabilities – non-current	1,884,527	1,719,509
Other non-current liabilities	26,877	35,004
Total non-current liabilities	1,982,724	1,889,722
TOTAL LIABILITIES	$18,111,779	$12,190,079

COMMITMENT & CONTINGENCY	-	-

Shareholders’ Deficit
Ordinary shares par value $0.004 each, 225,000,000 Class A shares authorized, 25,000,000 Class B shares authorized, respectively
(3,612,692 and 506,600 Class A shares issued and outstanding as of December 31, 2025 and June 30, 2025, respectively)	14,450	2,026
(88,899 Class B shares issued and outstanding as of December 31, 2025 and June 30, 2025)	356	356
Subscription receivable	(1,916)	(1,916)
Additional paid in capital	35,733,468	28,795,892
Accumulated deficits	(38,803,022)	(29,303,674)
Accumulated other comprehensive income	280,373	403,460
Total Shareholders’ deficit	(2,776,291)	(103,856)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$15,335,488	$12,086,223

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. dollars, except for share or otherwise noted)

	For the Six-months ended
	December 31,
	2025	2024

Net revenue	$12,179,536	$8,477,165
Cost of revenue	10,656,224	7,089,388
Gross profit	1,523,312	1,387,777

Operating Expenses
Sales and marketing expenses	8,233,947	822,123
General and administrative expenses	2,624,223	1,105,043
Research and development expense	297,885	247,728
Total operating expense	11,156,055	2,174,894

Operating loss	(9,632,743)	(787,117)

Non-operating Income (Expenses)
Loss on disposal of property and equipment	(5,586)	(5,749)
Other income	17,567	23,449
Other expenses	(5,618)	(119)
Interest expense, net	(57,982)	(71,498)
Subsidy income	184,811	356,947
Total other income, net	133,192	303,030

Loss before income tax	(9,499,551)	(484,087)

Income tax benefit	(203)	(74)
Net loss	(9,499,348)	$(484,013)
Other comprehensive income:
Foreign currency translation (loss) gain, net of income taxes	(123,087)	39,797
Total comprehensive loss	(9,622,435)	$(444,216)

Basic & diluted losses per share*	(4.74)	(1.01)
Weighted average shares outstanding*	2,003,464	478,936

*	The shares and per share data are presented on a retroactive basis to reflect the Company’s Share Consolidation. (Note 16).

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the six months ended December 31, 2025 and 2024

(In U.S. dollars, except for share or otherwise noted)

								Accumulated
	Class A		Class B			Additional		other	Total
	Ordinary Shares		Ordinary Shares		Subscription	paid-in	Accumulated	comprehensive	shareholder’s
	Share*	Amount	Share*	Amount	receivable	capital	deficit	income (loss)	deficit
Balance as of June 30, 2024	390,037	1,560	88,899	356	(1,916)	11,149,482	(18,863,415)	513,034	(7,200,899)
Net loss	-	-	-	-	-	-	(484,013)	-	(484,013)
Foreign currency translation adjustment	-	-	-	-	-	-	-	39,797	39,797
Balance as of December 31, 2024(Unaudited)	390,037	1,560	88,899	356	(1,916)	11,149,482	(19,347,428)	552,831	(7,645,115)

Balance as of June 30, 2025	506,600	2,026	88,899	356	(1,916)	28,795,892	(29,303,674)	403,460	(103,856)
Follow-On public offering (“FPO”) exercise	3,106,061	12,424	-	-	-	7,987,576	-	-	8,000,000
Offering cost paid	-	-	-	-	-	(1,050,000)	-	-	(1,050,000)
Fractional shares issued	31	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(9,499,348)	-	(9,499,348)
Foreign currency translation adjustment	-	-	-	-	-	-	-	(123,087)	(123,087)
Balance as of December 31, 2025(Unaudited)	3,612,692	14,450	88,899	356	(1,916)	35,733,468	(38,803,022)	280,373	(2,776,291)

*	The shares and per share data are presented on a retroactive basis to reflect the Company’s Share Consolidation. (Note 16).

EPWK HOLDINGS LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for share or otherwise noted)

	For the six months ended
	December 31
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,499,348)	$(484,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	114,231	70,412
Amortization	25,323	26,773
Noncash operating lease expense	376,211	263,020
Deferred tax benefits	-	(669)
(Reversal of) Allowance for expected credit loss	(16,062)	4,512
Loss on disposal of property and equipment	5,586	6,137
Changes in assets and liabilities
Accounts receivable	321,245	(104,892)
Advance to suppliers	7,337,309	(312,374)
Prepaid expenses and other current assets	552,510	(66,613)
Lease liabilities	(363,908)	(289,770)
Other non-current assets	(10,402)	17,203
Other non-current liabilities	(8,815)	(17,876)
Accounts payable	(14,946)	(56,045)
Contract liabilities	(560,782)	364,300
Accrued expenses and other liabilities	307,032	(155,021)
Net cash used in operating activities	$(1,434,816)	$(734,916)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	$(586,462)	$-
Loan to a third party	(6,120,587)
Proceeds from disposals of equity investments	173	-
Loan to related parties	(819,681)	-
Net cash used in investing activities	$(7,526,557)	$-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loans	$1,263,424	$1,254,058
Repayment of bank loans	(1,268,983)	(1,343,236)
Advance payment from investors for subscription	6,331,157	-
Proceeds from FPO exercise	8,000,000	-
Offering cost paid	(1,050,000)	-
Borrowing from related parties	-	2,149,613
Repayment to related parties	(833,751)	(1,174,207)
Net cash provided by financing activities	$12,441,847	$886,228

Effect of exchange rate changes	48,896	(3,541)
Total cash flows	$3,529,370	$147,771

Cash at beginning of period	389,348	227,826
Cash at end of period	3,918,718	375,597
Net increase in cash	$3,529,370	$147,771

Supplementary Cash Flows Information
Cash paid for interest	58,515	71,596
Cash paid for income taxes	494	1,393

Non-cash investing and financing activities:
Lease liability arising from obtaining right-of-use assets	610,975	-
Equipment obtained to offset accounts receivable	-	3,785

EPWK HOLDING LTD. AND ITS SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

EPWK Holdings Ltd. (“EPWK Cayman” or the “Company”) was incorporated on March 24, 2022, a holding company, as an exempted company with limited liability in the Cayman Islands. The Company principally engages in providing an online service platform, which can assist small service providers to promote their business to users with real service requirements. The business is operated through its subsidiaries in the People’s Republic of China (the “PRC”). In March 2011, Mr. Guohua Huang and Mr. Zhinan Huang jointly founded Xiamen EPWK Network Technology Co., Ltd. ( “EPWK VIE”), to conduct the main business. Mr. Guohua Huang and Mr. Zhinan Huang are jointly deemed as controlling shareholders. In December 2020 and May 2021, EPWK VIE acquired Qi Zhi (Beijing) Certification Co., Ltd. and Xiamen Yipinkutai Investment Co., Ltd. respectively, which are controlled by Mr. Guohua Huang (“Controlling Shareholder”). The Company underwent a series of onshore and offshore reorganizations, which were completed on August 11, 2022.

Immediately before and after the reorganization, the Controlling Shareholder of EPWK VIE controlled EPWK VIE and EPWK Cayman. During the periods presented in these unaudited condensed consolidated financial statements, the control of the entities has remained under the control of Guohua Huang. Accordingly, the combination has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of EPWK Cayman and its subsidiaries and VIEs has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements.

EPWK Cayman and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

Corporate Structure

EPWK Cayman is a holding company incorporated in Cayman Islands that does not have substantive operations. The Company is an investment holding company; its primary business operations are conducted through its subsidiaries and its variable interest entities as described below.

Subsidiaries

●	EPWK Group Limited (“EPWK BVI”), was incorporated in the British Virgin Islands on April 4, 2022. It is a wholly-owned subsidiary of EPWK Cayman.

●	EPWK Holdings Limited (“EPWK HK”) was incorporated in Hong Kong on April 28, 2022. It is a wholly owned subsidiary of EPWK BVI.

●	Yipinweike (Guangzhou) Network Technology Co., Ltd. (“WFOE”) was organized pursuant to PRC laws on July 26, 2022. It is a wholly owned subsidiary of EPWK HK.

●	EP Zhishang (Xiamen) Network Technology Co. Ltd. was organized pursuant to PRC laws on July 26, 2022, principally providing software development and IT consulting service. It is a wholly owned subsidiary of EPWK HK.

●	Xiamen Qizhihua Technology Co., Ltd. was organized pursuant to PRC laws on March 24, 2025, principally providing software development and IT consulting service. It is a wholly owned subsidiary of EPWK HK.

VIE

●	Xiamen EPWK Network Technology Co., Ltd., (“EPWK VIE”), an onshore holding and operating company established in the PRC on March 25, 2011, holding our other operating subsidiaries in the PRC and principally providing an online service platform, which can assist small service providers to promote their business to users with real service requirements. WFOE has effective control of EPWK VIE and its subsidiaries which are listed below.

●	Xiamen Yipinweike Information Technology Co., Ltd., an onshore operating entity established in the PRC on December 29, 2015, principally providing services of intellectual properties’ application, registration, transferring and advisory.

●	Xiamen Yipinkutai Investment Co., Ltd., an onshore operating entity established in the PRC on November 3, 2013, principally running an online decoration website to connect decoration service providers and users.

●	Xiamen EPWK Zhibang Finance and Taxation Service Co., Ltd., an onshore operating entity established in the PRC on September 26, 2018, principally providing bookkeeping and tax advisory services.

●	Xiamen Yipinzhihui Investment Co., Ltd., an onshore operating entity established in the PRC on August 11, 2015, principally providing angel investment and investment advisory services.

●	Xiamen EPWK Yixing Business Incubator Management Co., Ltd. an onshore operating entity established in the PRC on November 11, 2015, principally providing corporation support services especially for robot related ventures.

●	Xiamen Yipinchuangke Incubator Operation Co., Ltd., an onshore operating entity established in the PRC on February 28, 2017, principally provide workspace, communication and resource-sharing platform at very favorable price to innovative entrepreneurs.

●	Qi Zhi (Beijing) Certification Co., Ltd, an onshore operating entity established in the PRC on January 29, 2019, principally providing qualifications certification advisory services, such as ISO qualification advisory.

●	Xiamen EPWK Kutai Incubator Management Co., Ltd., an onshore operating entity established in the PRC on January 5, 2021, principally providing corporate setup and related services.

●	EP Huicheng (Guangzhou) Network Technology Co., Ltd., or EPHC, as an onshore operating entity was established in the PRC on June 1, 2022 in order to expand our software and information technology services.

●	Qi Zhi (Xiamen) Certification Co., Ltd., an onshore operating entity established in the PRC on March 30, 2022, principally providing marketing and other supporting services related to the certification service. On January 12, 2026, Qi Zhi (Xiamen) Certification Co., Ltd. was dissolved and deregistered.

The VIE Agreements

EPWK Cayman, EPWK HK and WFOE, are considered as foreign invested enterprises. To comply with these regulations, the Company conducts its business operation in PRC through its VIEs.

WFOE, EPWK VIE and the EPWK VIE Shareholders entered into a series of contractual arrangements, 1) Call Option Agreement, 2) Exclusive Business Cooperation Agreement, and 3) Equity Pledge Agreement, 4) Powers of Attorney (POAs), and 5) Exclusive Business Cooperation Agreement, known as VIE Agreements, on August 11, 2022. Under the VIE Agreements, EPWK WFOE is entitled to collect a service fee that is equal to 100% of the net income of the EPWK VIE, and EPWK WFOE has the power to direct the activities of the EPWK VIE that can significantly impact the EPWK VIE’s economic performance and is obligated to absorb losses of the EPWK VIE, which makes us, through our direct ownership of 100% of the equity in EPWK WFOE, the primary beneficiary to receive the economic benefits of the EPWK VIE’s business operation for accounting purposes. Because our economic interest in the EPWK VIE is more than insignificant exposure to potential losses of or benefits from it, and we have power over the most significant economic activities of the EPWK VIE, we have consolidated the financial results of the EPWK VIE in our unaudited condensed consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). However, the economic interest in and the power over the EPWK VIE are based on contractual agreements and are not equivalent to equity ownership in the business of the EPWK VIE, and the structure involves unique risks to investors.

Call Option Agreement

Pursuant to the Call Option Agreement among WFOE, EPWK VIE and its shareholders, the shareholders irrevocably granted WFOE or any third party designated by WFOE an option to purchase all or part of their equity interests in EPWK VIE at any time, either at its own discretion or through its designated person, at the lowest price permitted under applicable PRC laws. Without WFOE’s prior written consent, the shareholders and EPWK VIE agreed not to, among other things: amend the articles of association of EPWK VIE; increase or decrease the registered capital of EPWK VIE; change EPWK VIE’s business activities; alter EPWK VIE’s capital structure; sell, assign, mortgage or dispose of any legal or beneficial rights to or in any of EPWK VIE’s assets, business, or revenue; incur, assume or guarantee any debts; enter into any material contract; extend any loan or credit to any party, or provide any guarantee or assume any obligation of any party; merge or consolidate with any third party or acquire or invest in any third party; or distribute dividends. The shareholders and EPWK VIE agreed to manage business and handle financial and commercial affairs prudently and in accordance with relevant laws and codes of practice.

The call option agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Powers of Attorney (POAs)

Pursuant to the Powers of Attorney, the shareholders of EPWK VIE give WFOE an irrevocable proxy to act on their behalf on all matters pertaining to EPWK VIE and to exercise all of their rights as shareholders of EPWK VIE, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to sign transfer documents and any other documents in relation to the fulfilment of the obligations under the call option agreements and the equity pledge agreements.

The shareholders powers of attorney remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, shareholders of EPWK VIE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to WFOE at any time.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, WFOE has the exclusive right to provide EPWK VIE technical support, consulting services and other management services in return for certain service fees. For services rendered to EPWK VIE by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be calculated based upon EPWK VIE’s actual operation. The service fee should approximately equal to EPWK VIE’s net profit from amalgamation offsetting previous year’s loss (if any), operating expense, all expenses, tax and other mandatory expenditure. Without WFOE’s prior written consent, EPWK VIE may not accept any services subject to this agreement from any third party. WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement.

The exclusive business cooperation agreement remains in effect for 10 years until August 10, 2032, and shall be automatically renewed for one year at the expiration date of the validity term. However, WFOE shall have the right to terminate this agreement upon giving 30 days’ prior written notice to EPWK VIE at any time.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, the shareholders of EPWK VIE have agreed to pledge 100% equity interest in EPWK VIE to WFOE to guarantee the performance obligations of EPWK VIE under the Exclusive Business Cooperation Agreement the Call Option Agreement. If EPWK VIE or its shareholders breach their contractual obligations under these agreements, WFOE, as pledgee, will have the right to exercise the Pledge. The shareholders also agreed that, without prior written consent of WFOE, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests. The equity pledge agreement will take effect from the date of signing, that is, on August 11, 2022, and three days after the agreement is signed, the share pledge will be recorded under the EPWK VIE shareholder register.

The equity pledge agreements remain in effect for 10 years until August 10, 2032 and shall be automatically renewed for one year at the expiration date of the validity term. However, WFOE shall have the right to terminate these agreements upon giving 30 days’ prior written notice to EPWK VIE at any time.

Irrevocable Commitment Letter

Pursuant to the irrevocable commitment letter, the individual shareholders of EPWK VIE commit that their spouses or inheritors have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE, and commit that if any event which refrains them from exercising shareholders’ rights as a registered shareholder, such as death, incapacity, divorce or any other event, could happen to them, the shareholders of EPWK VIE will take corresponding measures to guarantee the rights of other registered shareholders and the performance of the Contractual Arrangements. The letter is irrevocable and shall not be withdrawn without the consent of WFOE. The spouses of EPWK VIE individual shareholders also undertake that they have no right to claim any rights or interest in relation to the shares that they hold in EPWK VIE and have no right to impose any impact on the daily managing duties of EPWK VIE.

The Company has concluded that the Company is the primary beneficiary of EPWK VIE and its subsidiaries and should consolidate financial statements. The Company is the primary beneficiary based on the VIE Agreements that each equity holder of EPWK pledged their rights as a shareholder of EPWK VIE to WFOE. These rights include, but are not limited to, voting on all matters of EPWK VIE requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in EPWK VIE, oversee and review EPWK VIE’s operation and financial information. As such, the Company, through WFOE, is deemed to hold all of the voting equity interest in EPWK VIE and its subsidiaries.

For the periods presented, the Company has not provided any financial or other support to either EPWK VIE or its subsidiaries. However, pursuant to the Exclusive Business Cooperation Agreement, the Company may provide complete technical support, consulting services and other services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to EPWK VIE to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIE were considered in determining that the Company is the primary beneficiary of the VIE. Accordingly, the financial statements of the VIE are consolidated in the Company’s unaudited condensed consolidated financial statements.

Based on the foregoing VIE Agreements, WFOE has effective control of EPWK VIE and its subsidiaries, which enables WFOE to receive all of their expected residual returns of the VIE and its subsidiaries. Therefore, EPWK Cayman is considered as the ultimate primary beneficiary of EPWK VIE and its subsidiaries and has consolidated EPWK VIE’s and its subsidiaries’ assets, liabilities, results of operations, and cash flows in the accompanying unaudited condensed consolidated financial statements in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could, among others:

●	revoke business and operating licenses of EPWK Cayman’s PRC subsidiary and VIE;

●	levy fines on EPWK Cayman’s PRC subsidiary and VIE;

●	confiscate any income of EPWK Cayman’s PRC subsidiary and VIE that they deem to be obtained through illegal operations;

●	shut down services of EPWK Cayman’s PRC subsidiary and VIE;

●	discontinue or restrict EPWK Cayman’s PRC subsidiary and VIE’s operations in China;

●	impose conditions or requirements with which EPWK Cayman’s PRC subsidiary and VIE may not be able to comply;

●	require EPWK Cayman or EPWK Cayman’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations;

●	restrict or prohibit EPWK Cayman’s use of the proceeds of the additional public offering to finance EPWK Cayman’s business and operations in China; and

●	take other regulatory or enforcement actions that could be harmful to EPWK Cayman’s or EPWK Cayman’s PRC subsidiary and VIE’s business.

EPWK Cayman’s ability to conduct its business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, EPWK Cayman may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE. EPWK Cayman, however, does not believe such actions would result in the liquidation or dissolution of EPWK Cayman, its PRC subsidiaries and VIE.

The interests of the shareholders of VIE may diverge from that of EPWK Cayman and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. EPWK Cayman cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of EPWK Cayman or that conflicts of interests will be resolved in EPWK Cayman’s favor. EPWK Cayman believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide EPWK Cayman with a mechanism to remove the current shareholders of VIE should they act to the detriment of EPWK Cayman. EPWK Cayman relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of EPWK Cayman. If EPWK Cayman cannot resolve any conflicts of interest or disputes between EPWK Cayman and the shareholders of VIE, EPWK Cayman would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

The following financial information of the VIE and VIE’s subsidiaries were included in the accompanying unaudited condensed consolidated financial statements for the six-months ended December 31, 2025:

	As of December 31,	As of June 30,
	2025	2025

Total assets	$11,089,456	$4,110,737
Total liabilities	$19,440,971	$12,183,945

	For the Six Months Ended, December 31,
	2025	2024
Total revenue	$11,113,081	$8,477,165
Net loss	$(79,983)	$(483,815)

Net cash used in operating activities	$(72,079)	$(737,070)
Net cash (used in) provided by investing activities	$(6,991,837)	$2,352
Net cash provided by financing activities	$6,990,479	$882,117

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the Company’s unaudited condensed consolidated financial statement. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the year ended June 30, 2025 included in the Company’s previously filed Form 20-F. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries, and entities it controlled through VIE agreements. All inter-company balances and transactions are eliminated upon consolidation. Operating results for the six months ended December 31, 2025 and 2024 are not necessarily indicative of the results that may be expected for the full year.

(b)	Going concern and management’s plan

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As of December 31, 2025, the Company had an accumulated deficit of $38,803,022, a shareholders’ deficit of $2,776,291 and a negative working capital of $4,321,452. The Company made a net loss of $9,499,348 and operating cash outflow of $1,434,816 during the six months ended December 31, 2025. However, the losses have principally occurred as a result of the substantial expenses for professional fees as part of the Company’s capital market strategy which have been accounted for as general and administrative expenses. In addition, the Company successfully closed a private placement to raise capital of $14.2 million to improve its financial position. The continuation of the Company as a going concern is dependent upon the realization of the investments made in the business to generate positive operating cash flows, or the procurement of additional external financing. Management believes that it will be able to undertake capital raising activities to provide the additional cash to meet with the Company’s obligations as they become due and fund future expansion plans; however, there is no assurance that the Company will be successful in securing sufficient funds to sustain or grow its operations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties. Management believes that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, mainly include, but are not limited to, allowance for expected credit losses, the useful lives of property and equipment and intangible assets, impairment of long-lived assets, determination of incremental borrowing rate for lease liabilities, and valuation allowance of deferred tax assets. Actual results could differ from those estimates.

(d)	Fair Value Measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices, in active markets for identical assets or liabilities.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

●	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Based on the short-term nature of cash, accounts receivables, related parties receivables and other current assets, loans, accounts payables, related parties payables, lease payables, accrued expenses and other current liabilities, management has determined that the carrying value approximates their fair values.

(e)	Cash

Cash consists of cash on hand and cash in bank, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The Company maintains cash with various financial institutions primarily in mainland China. The Company has not experienced any losses in bank accounts.

(f)	Escrow funds and Escrow liability

The Company hold funds on behalf of buyers and sellers (“users”) between whom transactions occur. User funds consist of buyers’ prepayments to sellers that are held by the company on behalf of the users until the order is completed and would be earned by the seller. User accounts payable represent the corresponding liability to the users.

(g)	Accounts Receivable, net

Accounts receivables are stated at the historical carrying amount net of allowance for expected credit losses.

The Company adopted ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” on January 1, 2023 using a modified retrospective approach. The Company also adopted this guidance to deposits include in other non-current assets. To estimate expected credit losses, the Company has identified the relevant risk characteristics of its customers and the related receivables. The Company considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Company’s customer collection trends. The allowance for credit losses and corresponding receivables were written off when they are determined to be uncollectible.

(h)	Advance to suppliers

Advance to suppliers are mainly funds deposited for future services or goods purchases. The Company’s certain vendors require deposits as a guarantee that the Company will complete its purchases on a timely basis as well as securing the current agreed upon purchase price. Advance to suppliers is short-term in nature. Advance to suppliers is reviewed periodically to determine whether its carrying value has become impaired. As of December 31, 2025 and June 30, 2025, there was no allowance recorded as the Company considers all of the advances to be fully realizable.

(i)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets after deduction of the residual value at 5% of the cost. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Electronic equipment	3 - 5 years
Office equipment	3 - 5 years
Motor vehicle	5 years
Testing equipment	3 – 5 years
Leasehold improvement	Shorter of the remaining lease terms or estimated useful lives

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations.

(j)	Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives of 10 years. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

Category	Estimated useful lives
Software	10 years
Trademark	10 years

(k)	Impairment of long-lived assets (other than goodwill)

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairment of long-lived assets was recognized as of December 31, 2025 and June 30, 2025.

(l)	Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(m)	Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customer. To determine revenue recognition for contracts with customers, the Company performs the following five steps:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

Net revenue consists of revenue from Premium business solutions revenue, Online promotion revenue, Value-Added Services revenue and Shared office rental and management revenue:

Premium Business Solutions revenue:

The Company offers premium business solutions to corporate clients, including the design and development of tailor-made systems or software such as BI platforms, ERP systems, and cybersecurity software. Each custom service is considered a distinct performance obligation, fulfilled upon customer acceptance. Revenue from these premium business solutions is recognized at the point when services are verified and approved by the clients. Typically, service fees are paid within one month after fulfilling the performance obligation, and once determined, they are not subject to claw back.

The Company records revenue on a gross basis as the Company is acting as a principal in its premium business solutions service and is responsible for fulfilling the promise to provide the specified services. In contracts involving third-party vendors, the Company is regarded as the service provider as it has control of the specified services at any time before it is transferred to customers which is evidenced by i) the Company selects the vendors and establishes the pricing; ii) the Company assumes primary responsibility for the customized services rendered; and iii) the Company carries both inventory and market risk.

Online Promotion revenue:

The Company’s revenue is derived from rendering services to varied service providers to generate greater exposure, brand recognition, and connection to users through its online platforms. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified services. Payments are made by customers in advance and recorded as contract liabilities for subscription of services that covered a specified period of time; accordingly, these advances for subscription services are amortized over the subscription period on a straight-line basis and recognized to revenue as online promotion revenue.

Value-Added Services revenue:

The Company provides varied Value-Added Services to customers, mainly including bookkeeping services, tax filing services, IP application and registration services and qualification certification services. For each type of Value-Added Services, the Company identifies a single performance obligation that must be satisfied in order for the Company discharge its responsibilities as set forth in the agreement of service. The Company recognizes revenue when the evidence of the service has been rendered. Value-Added Services revenue is recognized on a gross basis, as the Company is the primary obligator in its contracts to provide the specified services and has the discretion in establishing the pricing of services charged to the customers.

Shared office rental and management revenue:

The Company provides shared office space to startup companies or small companies, and it also provides property management services to these companies using shared office. The Company recognizes the revenues on a gross basis as the Company is acting as a principal in these transactions and is fully bearing the rental cost regardless of whether the space is leased out or not. The Company recognizes revenue from the rental arrangement that is classified as an operating lease on a straight-line basis over the term of the lease even if the receipts from rental payments collected do not follow the same pattern. Customers reimburse the Company for the common charges (as opposed to paying directly a third party), customers’ payments for their prorated share of those items are considered lessor costs in accordance with paragraph 842-10-15-40A and are recognized on a gross basis in profit or loss.

Digital marketing revenue:

The Company offers to corporate clients digital marketing services, including designing the advertising content or idea and posting the advertisement on varied online platforms. The packaged service is considered a distinct performance obligation, fulfilled upon advertisement was posted in varied online platforms. Revenue from digital marketing is recognized in time when the advertisement was posted in varied online platforms. Typically, service fees are paid before the advertisement is posted.

The Company records revenue on a gross basis as the Company is acting as a principal in digital marketing service and is responsible for fulfilling the promise to provide the specified services. In contracts involving third-party vendors, the Company is regarded as the service provider as it has control of the specified services at any time before it is transferred to customers which is evidenced by i) the Company selects the vendors and establishes the pricing; ii) the Company assumes primary responsibility for the customized services rendered; and iii) the Company carries both commercial and market risk.

The following table identifies the disaggregation of the Company’s revenue for the six-months ended December 31, 2025 and 2024:

	For the six-months ended December 31
	2025	%	2024	%
Online Promotion revenue	$1,532,977	13%	$1,601,447	19%
Premium business solutions revenue	5,126,270	42%	6,073,510	71%
Value-Added Services revenue	152,876	1%	301,413	4%
Shared office rental and management revenue	407,408	3%	500,795	6%
Digital marketing revenue	4,960,005	41%	-	-%
Total	$12,179,536	100%	$8,477,165	100%

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized when the Company has satisfied the Company’s performance obligation and has the unconditional right to payment.

Contract liabilities consist of payments received related to unsatisfied performance obligations at the end of the period. Contract liabilities as of December 31, 2025 and June 30, 2025 were $1,871,082 and $2,384,192, respectively.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets. The Company records revenue net of value added tax.

(n)	Subsidy income

Subsidy income are generally government grants which are intended to encourage innovation by compensating the Company for expenses already incurred or by giving immediate financial support with no future expenditures required by the Company. The Company recognize the grants in other income as soon as it becomes a valid receivable.

For the government grants received for the specific future projects scheduled, the Company records the funds as liability. The recognition of a government grant in other income takes place when the Company expects to recognize the expenses incurred for the projects that the grant is designed to offset.

For the six-months ended December 31, 2025 and 2024, the Company recognized subsidy income of $184,811 and $356,947, respectively.

(o)	Cost of revenue

Cost of revenue mainly consists of cost for obtaining new customers, direct labor cost, costs related to operating and maintaining online platforms, cost of premium business solutions service about software development and other cost directly linked to the revenue, such as government surcharges for registration, rental cost and utility costs for shared offices.

Specifically, the costs related to operating and maintaining our platforms are (a) fees charged by online payment processors such as Alipay, WeChat, UnionPay that provide integrated online payment method to the users; (b) service fee charged by the solution provider that enables the platform users to receive and send verification code via SMS or email for security purpose; (c) expenditures on network technology such as cost of servers, gateway, call centers, etc.; and (d) related labor fee incurred by the Company’s programmers, developers and IT engineers. All these costs are expenses associated with the operation and maintenance of the Company’s mobile platform and website based on which the promotion services are rendered, thereby being included in the cost of revenues.

(p)	Sales and marketing expenses

Sales and marketing expenses mainly consists of labor expenses for sales personnel, marketing expenses and other miscellaneous selling expenses. The Company expenses all advertising costs as incurred. Advertising costs amounted to $7,606,018 and $32,863 for the six-months ended December 31, 2025 and 2024, respectively.

(q)	General and administrative expenses

General and administrative expenses mainly consist of professional service fees, labor expenses, and other miscellaneous administrative expenses.

(r)	Research and development expenses

Research and development expenses consist primarily of salaries and benefits of employees and related expenses for IT professionals involved in developing technology platforms, server and other equipment depreciation, bandwidth and data center costs, and rental fees. All research and development costs have been expensed as incurred as the costs qualifying for capitalization have been insignificant.

(s)	Operating leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability-current portion, and operating lease liability-non current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.

(t)	Income taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the six-months ended December 31, 2025 and 2024, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(u)	Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenues. The Company records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT and is recorded as VAT recoverable if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

(v)	Foreign currency transactions and translations

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements:

	As of
	December 31, 2025	June 30, 2025
Balance sheet items, except for equity accounts	6.9931	7.1636

	For the six-months ended December 31,
	2025	2024
Items in the statements of operations and comprehensive loss, and statements of cash flows	7.1235	7.1767

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(w)	Earnings(loss) per share

Basic earnings(loss) per share is computed by dividing net earnings(loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings(loss) per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

According to the amended articles, the Company have designated two classes of ordinary shares that have identical rights and privileges, except for voting rights. Each Class A Ordinary Share is entitled to one vote and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to fifteen votes, subject to certain conditions, and is convertible into one Class A Ordinary Share at any time by the holder thereof.

The two classes are combined and presented as one class for EPS purposes since the only difference is related to voting rights, but the classes otherwise share equally in dividends and residual net assets on a per share basis. In this situation, the earnings per share amounts presented reflect both classes of ordinary share. The disclosure of EPS above is stated in anticipation of amended articles taking effect.

(x)	Segment reporting

The segments reflect the way the Company evaluates its business performance and manages its operations by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company has determined that it operates in five operating and reportable segments during the periods presented as set out in Note 13: (1) online promotion (2) premium business solutions (3) value-added services (4) shared office rental and management (5) digital marketing. These four segments are determined to report since they exceed the 10% threshold of the consolidated revenue of the entire business.

Substantially all of the Company’s long-lived assets, revenue and expenses are located or derived in the PRC therefore no geographical information is presented.

(y)	Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited condensed consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its unaudited condensed consolidated financial condition, results of operations, cash flows or disclosures.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of the following:

	As of
	December 31, 2025	June 30, 2025
Accounts receivable	$27,356	$346,152
Less: allowance for expected credit losses	(1,368)	(17,308)
Accounts receivable, net	$25,988	$328,844

The movement of allowance for expected credit losses consists of the following:

	For the six months ended December 31,
	2025	2024
Balance at beginning of the period	$17,308	$9,117
(Reversal of) Allowance for expected credit loss	(16,062)	4,512
Exchange rate difference	122	(116)
Balance at end of the period	$1,368	$13,513

4. ADVANCE TO SUPPLIERS

Advance to suppliers consists of the following:

	As of
	December 31, 2025	June 30, 2025
Prepaid service fee	$67,902	$7,403,734
Advance to suppliers	$67,902	$7,403,734

For the six months ended December 31, 2025 and 2024, the Company had no allowance for advance to suppliers as the Company considers all of the advances to be fully realizable.

5. LOAN RECEIVABLE

Loan receivable consists of the following:

	As of
	December 31, 2025	June 30, 2025
Loan to a third party	$6,234,717	$-
Total Loan receivable	$6,234,717	$-

Loan to a third party was short-term in nature, unsecured, and non-interest bearing. The loan advance was approved by the Board of Directors. The full amount outstanding was fully recovered as of March 31, 2026.

6. PREPAID EXPENSES AND OTHER RECEIVABLES, NET

Prepayments and other current assets, net, consists of the following:

	As of
	December 31,	June 30,
	2025	2025
Deposits	$989	$40,499
Prepaid social funds	25,876	25,323
Prepaid expenses (1)	-	612,500
Others (2)	143,329	43,136
Total	$170,194	$721,458
Less: allowance for expected credit losses	-	-
Total prepayments and other receivables, net	$170,194	$721,458

(1)	The prepaid expenses represent the expenses prepaid and subject to amortization over the service period.

(2)	Others includes the advances to employees for business purpose and other prepayments.

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	As of
	December 31, 2025	June 30, 2025
Electronic equipment	$700,092	$742,519
Office equipment	11,063	10,799
Motor vehicle	33,922	33,115
Testing equipment	176,353	225,714
Leasehold improvement	1,933,551	2,147,576
Subtotal	2,854,981	3,159,723
Less: accumulated depreciation	(1,824,202)	(2,617,338)
Property and equipment, net	$1,030,779	$542,385

Depreciation expense was $114,231 and $70,412 for the six-months ended December 31, 2025 and 2024, respectively.

8. INTANGIBLE ASSETS NET

Intangible assets, net, consists of the following:

	As of
	December 31, 2025	June 30, 2025
Software	$632,617	$617,560
Less: accumulated amortization	(571,030)	(532,258)
Intangible asset, net	$61,587	$85,302

For the six-months ended December 31, 2025 and 2024, amortization expense amounted to $25,323 and $26,773, respectively. The annual estimated amortization expenses for the intangible assets for each of the next five calendar years are as follows:

2026	$32,308
2027	18,334
2028	9,113
2029	1,832
Total	$61,587

9. OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	As of
	December 31, 2025	June 30, 2025
Security deposits *	$114,056	$100,998

*	Security deposits mainly include the rental deposits prepaid to lessors but refundable at the end of the lease term if no material damage to the leased space and no outstanding unpaid lease payment.

10. SHORT TERM BANK LOANS

Bank loans represent the amounts due to various banks. As of December 31, 2025 and June 30, 2025, bank loans consisted of the following:

	Annual		As of
	Interest Rate	Maturities	December 31, 2025	June 30, 2025
Short-term loans:
Industrial Bank, Xiamen (1)	3.85%	September 18, 2025	-	418,784
ICBC, Xiamen (3)	3.35%	August 5, 2025	-	418,784
Bank of China, Xiamen (6)	2.90%	August 28, 2025	-	418,784
Industrial Bank, Xiamen (2)	3.50%	January 22, 2026	428,994	418,784
Rural Commercial Bank, Xiamen (4)	5.65%	March 7, 2026	427,565	417,388
Huaxia Bank, Xiamen (5)	3.10%	March 25, 2026	714,991	697,972
Xiamen International Bank (7)	4.00%	June 5, 2026	560,610	552,795
ICBC, Xiamen (8)	3.00%	July 31, 2026	428,994	-
Bank of China, Xiamen (9)	2.90%	February 27, 2026	428,994	-
Industrial Bank, Xiamen (10)	3.30%	September 16, 2026	428,994	-
Total			$3,419,142	$3,343,291

The average annual interest rate of the short-term bank loans was 3.48% and 4.15% for the six months ended December 31, 2025 and 2024, respectively. The Company was in compliance with their financial covenants as of December 31, 2025. For the six months ended December 31, 2025, interest expense related to bank loans amounted to $58,515.

1)	Loans from Industrial Bank, Xiamen was unsecured. The effective date was September 19, 2024.

2)	Loans from Industrial Bank, Xiamen was unsecured. The effective date was January 23, 2025.

3)	Loans from ICBC, Xiamen was unsecured. The effective date was August 5, 2024.

4)	Loans from Rural Commercial Bank, Xiamen, was personally guaranteed by Mr. Guohua Huang, the chief executive officer of the Company. The effective date was March 7, 2025.

5)	Loans from Huaxia Bank, Xiamen was unsecured. The effective date was March 26, 2025.

6)	Loans from Bank of China, Xiamen was personally guaranteed by Mr. Guohua Huang, the chief executive officer of the Company. The effective date was February 28, 2025.

7)	Loans from Xiamen International Bank was personally guaranteed by Mr. Guohua Huang, the chief executive officer of the Company. The effective date was June 12, 2025.

8)	Loan from ICBC, Xiamen was secured by the property of Mr. Guohua Huang, the chief executive officer of the Company. The effective date was July 31, 2025.

9)	Loan from Bank of China, Xiamen was personally guaranteed by Mr. Guohua Huang, the chief executive officer of the Company. The effective date was August 27, 2025.

10)	Loan from Industrial Bank, Xiamen was personally guaranteed by Mr. Guohua Huang, the chief executive officer of the Company, and Xiamen Yipin Yishang Information Technology Co., Ltd. The effective date was September 17, 2025.

11. CONTRACT LIABILITIES

For service contracts where the performance obligation is not completed, contract liabilities were recorded for any payments received in advance of the performance obligation. The payments received in advance will not be refunded and will be amortized in future when met performance obligations. The VIP subscription of Online Promotion revenue stream usually last for a year.

Contract liabilities is comprised of the following:

	As of
	December 31, 2025	June 30, 2025
Unearned online promotion revenue - current	1,581,832	2,033,096
Premium business solutions revenue related	13,462	-
Value-Added Services revenue related	7,235	92,299
Shared office rental and management revenue related	122,608	123,588
Digital marketing revenue related	74,625	-
Subtotal	1,799,762	2,248,983
Unearned online promotion revenue – non-current	71,320	135,209
Total	1,871,082	2,384,192

For the six-months ended December 31, 2025 and 2024, revenue amounting to $2,257,422 and $1,539,345 were included in the contract liabilities balance at the beginning of the respective period.

12. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consists of the following:

	As of
	December 31, 2025	June 30, 2025
Deposits	$75,107	$95,627
Social funds payable	-	1,536
Rental payable	157,012	-
Accrued expenses	-	8,500
Share subscription advance payment *	6,449,214	-
Accrued payroll	1,085,977	855,639
Tax payable	22,409	118,343
Others	86,546	8,846
Accrued expenses and other liabilities	$7,876,265	$1,088,491

*	On December 8, 2025, the Company entered into a securities purchase agreement with certain investors for a private placement offering of 10,000,000 Class A ordinary shares of the Company at the subscription price of US$1.42 per Class A Ordinary Share with gross amount of $14.2 million. As of December 31, 2025, certain investors injected their subscription amount into the Company, while the Company has not issued the shares to investors. Thus, such amount is recorded as “share subscription advance payment”.

13. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consist of the following:

	As of
	December 31, 2025	June 30, 2025
Security deposits	$26,877	$35,004

14. SEGMENT REPORTING

The following provides the results of operations and the financial position of the Company’s operating segments as of December 31, 2025 and June 30, 2025 and during the six-months ended December 31, 2025 and 2024.

Results of Operations

For the six-months ended December 31, 2025

	Online Promotion	Premium business solutions revenue	Shared office rental	Value- added service	Digital marketing	Total

Revenue	$1,532,977	$5,126,270	$407,408	$152,876	$4,960,005	$12,179,536
Cost of revenue	$(1,045,281)	$(4,270,054)	$(400,144)	$(66,626)	$(4,874,119)	$(10,656,224)
Operating expenses	$(1,404,160)	$(4,695,505)	$(373,173)	$(140,005)	$(4,543,212)	$(11,156,055)
Other (expenses) income, net	$(5,284)	$(17,670)	$158,521	$5,407	$(7,782)	$133,192
Loss before income tax	$(921,748)	$(3,856,959)	$(207,388)	$(48,348)	$(4,465,108)	$(9,333,551)
Income tax (benefit) expense	$-	$-	$(224)	$21	$-	$(203)
Net loss	$(921,748)	$(3,856,959)	$(207,164)	$(46,369)	$(4,465,108)	$(9,499,348)

Results of Operations

For the six-months ended December 31, 2024

	Online Promotion	Premium business solutions revenue	Shared office rental	Value- added service	Total

Revenue	$1,601,447	$6,073,510	$500,795	$301,413	$8,477,165
Cost of revenue	$(895,446)	$(5,486,729)	$(434,282)	$(272,931)	$(7,089,388)
Operating expenses	$(1,220,408)	$(392,266)	$(214,930)	$(347,290)	$(2,174,894)
Other income	$153,737	$47	$140,984	$8,262	$303,030
(Loss) Income before income tax	$(360,670)	$194,562	$(7,433)	$(310,546)	$(484,087)
Income tax (benefit) expense	$(699)	$-	$1,423	$(798)	$(74)
Net (loss) income	$(359,971)	$194,562	$(8,856)	$(309,748)	$(484,013)

Financial position

As of December 31, 2025

	Online Promotion	Premium business solutions revenue	Shared office rental	Value- added service	Digital marketing	Total

Current assets	$1,960,243	$4,718,430	$438,378	$140,101	$4,550,451	$11,807,613
Non-current assets	$140,050	$257,352	$2,873,805	$7,673	$249,005	$3,527,885
Total assets	$2,100,293	$4,975,782	$3,312,183	$147,774	$4,799,456	$15,335,488
Current liabilities	$3,849,268	$5,194,581	$1,764,222	$233,283	$5,087,701	$16,129,055
Non-current liabilities	$71,320	$-	$1,911,404	$-	$-	$1,982,724
Total liabilities	$3,920,588	$5,194,581	$3,675,626	$233,283	$5,087,701	$18,111,779
Net liabilities	$(1,820,295)	$(218,799)	$(363,443)	$(85,509)	$(288,245)	$(2,776,291)

Financial position

As of June 30, 2025

	Online Promotion	Premium business solutions revenue	Shared office rental	Value- added service	Digital marketing	Total

Current assets	$1,517,382	$3,979,883	$429,545	$181,457	$3,272,861	$9,381,128
Non-current assets	$95,805	$30,754	$2,550,745	$1,168	$26,623	$2,705,095
Total assets	$1,613,187	$4,010,637	$2,980,290	$182,625	$3,299,484	$12,086,223
Current liabilities	$3,308,178	$2,917,182	$1,383,933	$211,366	$2,479,698	$10,300,357
Non-current liabilities	$135,209	$-	$1,754,513	$-	$-	$1,889,722
Total liabilities	$3,443,387	$2,917,182	$3,138,446	$211,366	$2,479,698	$12,190,079
Net liabilities	$(1,830,200)	$1,093,455	$(158,156)	$(28,741)	$819,786	$(103,856)

15. TAXATION

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

EPWK BVI was incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. EPWK HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Company’s WFOE, VIE and subsidiaries of VIE, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%, and for High-tech enterprises the tax is 15%.

The income tax provision consists of the following components:

	For the six months ended December 31,
	2025	2024
Current income tax expenses	$(203)	$595
Deferred income tax benefit	-	(669)
Total income tax benefit	$(203)	$(74)

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the six months ended December 31, 2025 and 2024 applicable to the PRC operations to income tax expense were as follows:

	For the six months ended December 31,
	2025	2024
Statutory income tax rate	25.00%	25.00%
Impact of different tax rates in other jurisdictions	(23.26)%	-
Tax effect of preferential tax treatments	(1.40)%	(7.09)%
R&D credit	0.48%	7.73%
Change in valuation allowance	(0.78)%	(26.23)%
Permanent difference	(0.04)%	0.61%
Tax adjustment	0.00%	-
Effective income tax rate	$0.00%	$0.02%

The tax effects of temporary differences that give rise to the deferred tax balances as of December 31, 2025 and June 30, 2025 are as follows:

	As of
	December 31, 2025	June 30, 2025
Deferred tax assets:
Credit loss	$196	$2,422
Net operating losses carried forward	2,519,188	2,442,931
Subtotal	2,522,384	2,445,353
Less: valuation allowance	(2,522,384)	(2,445,353)
Total	$-	$-

As of December 31, 2025 and June 30, 2025, the Company had tax deductible net operating loss carryforwards of approximately $19,509,199 and $19,725,595, respectively, which arose from the Company’s subsidiaries, VIE and the VIE’s subsidiaries established in the PRC and Hong Kong.

16. EQUITY

Ordinary shares

In accordance the Company’s memorandum of association and amendments thereto, the Company re-designates Class A and Class B Ordinary Shares, totally 250,000,000 shares authorized, with par value of US$0.004 per share. Both Class A and Class B shares rank pari passu in the event of liquidation and entitlement to declared dividends. The two classes of shares differ in their voting rights. Each Class A ordinary share is entitled to one vote per share, while the Class B ordinary shares are entitled to fifteen votes for each share.

As of June 30, 2025, the ordinary shares of the Company consist of 506,600 Class A shares and 88,899 Class B shares. As of December 31, 2025, the ordinary shares of the Company consist of 3,612,692 Class A shares and 88,899 Class B shares.

On February 7, 2025, the Company closed its initial public offering (“IPO”) of 68,750 Class A ordinary shares, par value $0.004 per share (the “Ordinary Shares”). The Ordinary Shares were priced at $4.10 per share.

On February 19, 2025, Cathay Securities, Inc. (“Cathay”), as the representative of the underwriters of the initial public offering of the Company, exercised its over-allotment option in full to purchase an additional 10,313 Class A ordinary shares of the Company at the public offering price of $4.10 per share. The corresponding shares were subsequently issued on February 21, 2025.

On March 31, 2025, the Company issued 37,500 Class A ordinary shares at $4.90 per share to three consultants in lieu of their service compensation.

On September 15, 2025, the Company held an extraordinary general meeting of shareholders (the “EGM”) and resolved that the Company’s authorised share capital, be increased from US$50,000 divided into: (i) 448,814,684 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 51,185,316 Class B Ordinary Shares of par value of US$0.0001 each, to US$1,000,000 divided into (i) 9,000,000,000 Class A Ordinary Shares of US$0.0001 par value each and (ii) 1,000,000,000 Class B Ordinary Shares of US$0.0001 par value each with immediate effect (the “Authorised Share Capital Increase”). It is also resolved the proposed Third Amended and Restated Memorandum and Articles of Association of the Company (the “Amended M&A”), included in which, each holder of the Company’s Class B Ordinary Shares shall be entitled to 100 votes in respect of each Class B Ordinary Share held by such holder on the Record Date. It is further resolved that the authorised, issued, and outstanding shares of the Company (collectively, the Shares) be consolidated by consolidating each 100 Shares of the Company, or such lesser whole share amount as the Board of Directors may determine in its sole discretion, such amount not to be less than 2, into 1 Share of the Company, with such consolidated Shares having the same rights and being subject to the same restrictions (save as to par value) as the existing Shares of such class as set out in the Company’s memorandum and articles of association (the “Share Consolidation”).

On October 7, 2025, EPWK Holdings Ltd. (the “Company”) priced a best efforts public offering for the sale of units as described below for aggregate gross proceeds to the Company of $8 million, before deducting placement agent fees and other estimated expenses payable by the Company, excluding the exercise of any warrant offered. The offering was comprised of 606,061 units (each a “Unit”), consisting of one Class A ordinary share of the Company, par value $0.004 per share (the “Class A Ordinary Shares”), or in lieu thereof, a pre-funded warrant (each a “Pre-Funded Warrant”), and one warrant to purchase one Class A Ordinary Share (each a “Warrant”). The public offering price of the Units was $0.33 per Unit. Each of the Warrants will have an exercise price of $0.3465 per Class A Ordinary Share and be exercisable beginning on the date of the issuance date and ending on the six-months anniversary of the issuance date. The Warrants include provisions for cashless exercise if, at the time of exercise, there is no effective registration statement for the issuance of the underlying Class A Ordinary Shares. The maximum number of Class A Ordinary Shares issuable upon cashless exercise is 606,061 for the Warrants. Additionally, holders of Warrants may effect a “zero exercise price option,” under which up to 2,500,000 Class A Ordinary Shares may be issuable in aggregate under all Warrants. On October 8, 2025, 606,061 Class A ordinary shares became effective at an issue price of US$0.33 per share. On October 9, 2025, 1,747,051 Class A ordinary shares became effective at a consideration of US$0 per share. On October 10, 2025, 752,948 Class A ordinary shares became effective at US$0 per share. The public offering was closed on October 8, 2025.

On November 13, 2025, the Company announced that the Company's board of directors approved on October 20, 2025 that the authorised, issued, and outstanding shares of the Company be consolidated on a 40 for 1 ratio with the marketplace effective date of November 17, 2025. At the time the share consolidation is effective, the Company's authorised share capital will be changed from US$1,000,000 divided into (i) 9,000,000,000 Class A Ordinary Shares of US$0.0001 par value each and (ii) 1,000,000,000 Class B Ordinary Shares of US$0.0001 par value each, to US$1,000,000 divided into 225,000,000 Class A Ordinary Shares with a par value of US$0.004 each and 25,000,000 Class B Ordinary Shares with a par value of US$0.004 each. The Company's total issued and outstanding Class A ordinary shares will be changed from 144,506,412 Class A Ordinary Shares with a par value of US$0.0001 per share to approximately 3,612,692 Class A Ordinary Shares with a par value of US$0.004 per share. The Company's total issued and outstanding Class B ordinary shares will be changed from 3,555,948 Class B Ordinary Shares with a par value of US$0.0001 per share to approximately 88,899 Class B Ordinary Shares with a par value of US$0.004 per share.

17. OPERATING LEASES

The Company entered into operating lease agreements for office spaces including lease agreements with various expiration dates through 2025 to 2029. The Company determines the contract contains a lease at inception. The lease areas are physically distinct and explicitly specified in the contract. The lessors don’t have substantive substitution right to substitute the areas throughout the lease term. The Company has the right to direct the use of the areas from which to obtain substantially all of the economic benefits. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset. All of the Company’s office space leases are classified as operating leases. The lease agreements generally do not contain options to extend or terminate the lease. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company adopted 4.65% as an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

During the six-months ended December 31, 2025 and 2024, the lease cost included in the Company’s consolidation statements of operations and comprehensive loss are $376,211 and $263,020, respectively.

Supplemental cash flow information related to operating leases were as follows:

	For the six-months ended December 31,
	2025	2024
Operating lease expenses	$376,211	$289,770

Supplemental balance sheet information related to operating leases were as follows:

	As of
	December 31, 2025	June 30, 2025
Operating lease right-of-use assets, net	$2,321,463	$1,976,410

Operating lease liabilities, current	$814,707	$613,447
Operating lease liabilities, non-current	1,884,527	1,719,509
Total operating lease liabilities	$2,699,234	$2,332,956

Weighted average remaining lease term of operating leases (years)	3.11	4.07
Weighted average discount rate of operating leases	4.34%	4.65%

The Company’s maturity analysis of operating lease liabilities as of December 31, 2025 is as follows:

Operating
Leases
By December 31, 2026	$916,240
By December 31, 2027	917,595
By December 31, 2028	938,612
By December 31, 2029	122,672
Total lease payment	2,895,119
Less: imputed interest	(195,885)
Present value of operating lease liabilities	2,699,234
Less: current obligation	(814,707)
Long-term obligation at December 31, 2025	$1,884,527

18. RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Company has transactions with:

No.	Name of Related Parties	Relationship
1	Guohua Huang	the Controlled Shareholder of the Company
2	Xiamen Yipin Hengrun Intellectual Property Agency	Controlled by a key management of the Company
3	Kunchi Huang	A relative of the controlled shareholder of the Company

Amounts due from related parties

Amount due from related parties consisted of the following for the periods indicated:

	As of
	December 31,	June 30,
	2025	2025
Xiamen Yipin Hengrun Intellectual Property Agency	$834,966	$-
Total	$834,966	$-

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

	As of
	December 31,	June 30,
	2025	2025
Guohua Huang	$1,098,101	$2,034,989
Kunchi Huang	142,998	-
Xiamen Yipin Hengrun Intellectual Property Agency	-	5,654
Total	$1,241,099	$2,040,643

The purpose of obtaining loans from these related parties is to maintain the daily operation of the Company and they are non-interest bearing and non-fixed term.

Related party transactions

During the six months ended December 31, 2025 and 2024, other than the loan from/to the related parties, no other transaction occurred.

19. CONCENTRATION, RISK AND UNCERTAINTIES

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash in bank and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality.

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers.

Concentration of customers and suppliers

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable as of December 31, 2025 and June 30, 2025.

	As of
	December 31, 2025	June 30, 2025
Percentage of the Company’s accounts receivable
Customer A	76%	-
Customer B	16%
Customer C	-	50%
Customer D	-	20%
Customer E	-	18%

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total sales:

	For the six-months ended December 31,
	2025	2024
Percentage of the Company’s sales
Customer F	11%	-

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s accounts payable as of December 31, 2025 and June 30, 2025.

	As of
	December 31, 2025	June 30, 2025
Percentage of the Company’s accounts payable
Supplier A	98%	86%
Supplier B	-	12%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the six-months ended December 31,
	2025	2024
Percentage of the Company’s purchase
Supplier C	*	11%
Supplier D	*	17%
Supplier E	12%	*
Supplier F	12%	*
Supplier G	12%	*

*	Less than 10% of total purchase

20. SUBSEQUENT EVENTS

In January 2026, the Company completed a private placement offering, raising gross proceeds of $14.2 million through the issuance of 284,000,000 Class A common shares. As of April 2, 2026, the full subscription amount has been received. Of the total shares authorized for issuance, 221,376,987 shares have been issued, while the remaining 62,623,013 shares are yet to be issued to certain investors.

On January 12, 2026, Qi Zhi (Xiamen) Certification Co., Ltd. was dissolved and deregistered.

21. COMMITMENTS AND CONTIGENCIES

Commitments

As of December 31, 2025, other than lease commitment disclosed elsewhere in these consolidated financial statements, we had neither significant financial nor capital commitment.

Contingencies

As of December 31, 2025, the Company was not a party to any material legal or administrative proceedings.

22. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial statements of EPWK Holdings Ltd. (“EPWK Cayman”, the “parent company”) have been prepared in accordance with accounting principles generally accepted in the United States of America. Under the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the parent company in the form of dividend payments, loans, or advances.

The following represents condensed financial information of the parent company only:

Condensed Balance Sheets

	As of
	December 31, 2025	June 30, 2025
Assets
Cash and cash equivalents	$59,675	$-
Advance to suppliers	-	7,362,203
Receivables from subsidiaries	12,350,214	-
Prepaid expenses and other receivables, net	135,727	612,500
Total current assets	12,545,616	7,974,703
Deficits in subsidiaries and VIEs	(8,836,057)	(8,078,359)
Total non-current asset	(8,836,057)	(8,078,359)
Total assets	3,709,655	(103,656)

Liability
Payable to a subsidiary	-	200
Other payables	6,485,850	-
Total current liability	6,485,850	200
Total liability	6,485,850	200

Total Shareholders’ deficit	$(2,776,291)	$(103,856)
Total liabilities and shareholders’ deficit	$3,709,655	$(103,656)

Condensed Statements of Operations and Comprehensive Loss

	For the six-months ended
	December 31,
	2025	2024
Revenues	$-	$-
Income/(loss) for equity method investment in subsidiaries and VIEs	-	-
Selling expenses	(7,606,018)	-
General & Administrative Expenses	(1,258,732)	-
Other income, net	13	-
Share of loss of subsidiaries, consolidated VIE and VIE’s subsidiaries	(634,611)	(484,013)
Net loss	$(9,499,348)	$(484,013)
Other comprehensive (loss)/ income	$(123,087)	$39,797
Total Comprehensive loss	$(9,622,435)	$(444,216)

EPWK HOLDINGS LTD.

Up to 221,376,995 Class A Ordinary Shares

Prospectus

April 14, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our third amended and restated articles of association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The placement agency agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions and/or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. None of the transactions involved an underwriter.

Purchaser	Date of Issuance	Number of Securities	Consideration
Class A Ordinary Shares
HCHX HOLDINGS LIMITED	January 26, 2026	21,030,814	$1,051,541
YPGH HOLDINGS LIMITED	January 26, 2026	22,137,699	$1,106,885
ZXL HOLDINGS LIMITED	January 26, 2026	22,137,699	$1,106,885
ZHFY HOLDINGS LIMITED	January 26, 2026	21,030,814	$1,051,541
CZB HOLDINGS LIMITED	January 26, 2026	19,923,929	$996,196
HZY HOLDINGS LIMITED	January 26, 2026	19,923,929	$996,196
SZLT HOLDINS LIMITED	January 26, 2026	17,727,516	$886,376
YBL HOLDINGS LIMITED	January 26, 2026	19,923,929	$996,196
EASY RICH VENTURES LIMITED	January 26, 2026	11,068,849	$553,442
Xiaoyan Huang	January 26, 2026	12,175,734	$608,787
Wenhui Chen	January 26, 2026	12,175,734	$608,787
Zhenwei Huang	January 26, 2026	11,068,849	$553,442
Qi Deng	January 26, 2026	11,068,849	$553,442

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
3.1	Fourth Amended and Restated Memorandum of Association (incorporated by reference to Exhibit 1.1 of our Annual Report on Form 20-F (File No. 001-42501) filed with the SEC on January 14, 2026)
4.1	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on June 29, 2023)
5.1**	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered
5.2**	Opinion of Dacheng, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements
10.1	Form of Employment Agreement between Registrant and each of its executive officers (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on May 16, 2023)
10.2	Exclusive Business Cooperation Agreement between EPWK WFOE and EPWK VIE (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.3	Form of Equity Pledge Agreement Amongst EPWK WFOE, EPWK VIE, and Shareholders of EPWK VIE (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.4	Form of Call Option Agreement (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.5	Form of Power of Attorney Granted by Shareholders of EPWK VIE (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.6	The Registration Agreement (incorporated by reference to Exhibit 10.6 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.7	EPWK Platform Service Agreement (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.8	Task Submission and Publication Agreement (incorporated by reference to Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.9	Online Store Agreement (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.10	Online VIP Store Service Agreement (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)

10.11	Service Agreement between EPWK VIE and Esignbao (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.12	Service Agreement between EPWK VIE and Xiamen International Bank (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.13	Form of Irrevocable Commitment Letter (incorporated by reference to Exhibit 10.13 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
10.14	Form of Leasing Agreement (incorporated by reference to Exhibit 10.14 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on May 16, 2023)
10.15	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.15 of our Registration Statement on Form F-1 (File No. 333-290300) initially filed with the SEC on September 16, 2025)
10.16	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 of our Registration Statement on Form F-1 (File No. 333-290300) initially filed with the SEC on September 16, 2025)
10.17	Form of Warrant (incorporated by reference to Exhibit 4.3 of our Registration Statement on Form F-1 (File No. 333-290300) initially filed with the SEC on September 16, 2025)
10.18	Form of Share Purchase Agreement dated December 8, 2025 (incorporated by reference to Exhibit 10.1 of the current report on Form 6-K filed with the SEC on December 8, 2025)
10.19	Form of Amended And Restated Securities Purchase Agreement dated January 26, 2026 (incorporated by reference to Exhibit 10.1 of the current report on Form 6-K filed with the SEC on January 27, 2026)
21.1	List of Significant Subsidiaries and VIE of the Registrant (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
23.1*	Consent of WWC Professional Corporation
23.2*	Consent of Assentsure PAC
23.3**	Consent of Ogier (included in Exhibit 5.1)
23.4**	Consent of Dacheng (included in Exhibit 5.2)
24.1*	Power of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 of our Registration Statement on Form F-1 (File No. 333-269657) initially filed with the SEC on February 9, 2023)
107**	Filing Fee Table

*	Filed herewith
**	Filed previously

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant hereby undertakes that:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the issuer is relying on Rule 430B:

(A)	each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, People’s Republic of China, on April 14, 2026.

EPWK HOLDINGS LTD.

By:	/s/ Guohua Huang
Guohua Huang
Chief Executive Officer
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints Guohua Huang as attorneys-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guohua Huang	Chairman and Chief Executive Officer	April 14, 2026
Name: Guohua Huang	(Principal Executive Officer)

/s/ Conghui Lin	Chief Financial Officer	April 14, 2026
Name: Conghui Lin	(Principal Financial And Accounting Officer)

*	Independent Director	April 14, 2026
Name: Qingyun Yang

*	Independent Director	April 14, 2026
Name: Li Yang

*	Independent Director	April 14, 2026
Name: Xing Gao

*By:	/s/ Guohua Huang
Name:	Guohua Huang
Title:	Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York on April 14, 2026.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President